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Exhibit 10.1

LEASE AGREEMENT

by and between

INDUSTRIAL DEVELOPMENT BOARD
OF THE CITY OF NEW ORLEANS, LOUISIANA,
as Landlord

and

SFJ MANAGEMENT INC.,
as Tenant

dated August 23, 2002

i

6.4	Indemnification of Landlord	15
6.5	Indemnification of Tenant	15
ARTICLE 7	Assignment and Subletting	15
7.1	Assignment	15
7.2	Subletting; No Sale or Transfer by Landlord	16
7.3	Nondisturbance By Landlord	16
ARTICLE 8	Leasehold Mortgages	17
8.1	Leasehold Mortgage Permitted	17
8.2	Notices to Leasehold Mortgagees	17
8.3	Leasehold Mortgagee's Right to Cure	17
8.4	New Lease	18
8.5	Leasehold Mortgagee's Liability	18
ARTICLE 9	Defaults and Remedies	18
9.1	Default of Tenant	18
9.2	Landlord's Rights and Remedies	19
9.3	Default of Landlord	20
9.4	Rights of Leasehold Mortgagees	21
ARTICLE 10	Condemnation	21
10.1	Definitions	21
10.2	Efforts to Prevent Taking	21
10.3	Entire Taking	21
10.4	Partial Taking	21
10.5	Temporary Taking	22
10.6	Condemnation Award	22
10.7	Settlement of Proceeding	22
10.8	Exercise of Option	22
ARTICLE 11	Representations, Warranties and Special Covenants	23
11.1	Landlord's Representations, Warranties and Special Covenants	23
11.2	Tenant's Representations, Warranties and Special Covenants	24
ARTICLE 12	Miscellaneous	25
12.1	Inspection	25
12.2	Estoppel Certificates	25
12.3	Notices	25
12.4	Successors and Assigns	26
12.5	Amendment	26
12.6	Headings and Subheadings	26
12.7	Unavoidable Default and Delays	26
12.8	Severability	27
12.9	Governing Law	27
12.10	Relationship of Parties	27

ii

12.11	Landlord's Lien Waiver	27
12.12	Non-Waiver	27
12.13	Obligations to Defend Validity of Lease	28
12.14	Survival	28
12.15	Net Lease	28
12.16	Entire Agreement	28
12.17	Counterparts	28
12.18	Memorandum	28
12.19	Subordination to Mortgage on the Fee	28
12.20	Holdover	29
12.21	Signs	29
12.22	No Third Party Beneficiaries	29
12.23	Guaranty	29
12.24	Attorneys' Fees	29
12.25	Principles of Construction	30
12.26	Limitation on Liability	30
12.27	Reasonableness Standard	30
12.28	References to Note Ineffective After Paid	30
12.29	Amounts Remaining in the Note Fund	30
ARTICLE 13	Option to Purchase	31
13.1	Grant of Option	31
13.2	Determination of Fair Value	31
13.3	Option Price Credits	32
13.4	Documents Provided to Tenant	32
13.5	Survey	32
13.6	Title Commitment	32
13.7	Title Exceptions	33
13.8	Title Representations and Warranties by Landlord	33
13.9	Closing Date	33
13.10	Tenant's Obligation at Closing	34
13.11	Landlord's Obligation at Closing	34
13.12	Closing Costs	34
13.13	Casualty or Condemnation	34
13.14	Revocation by Tenant	34
13.15	Landlord's Default	34
13.16	Tenant's Default	35
13.17	No Assumption Of Liabilities	35
ARTICLE 14	Right of First Refusal	35
14.1	Definitions	35
14.2	Grant of Right of First Refusal	35

iii

LEASE AGREEMENT

        THIS LEASE AGREEMENT (this "Lease") is made as of August 23, 2002 (the "Commencement Date"), by and between the Industrial Development Board of the City of New Orleans, Louisiana, Inc., a public corporation and instrumentality of the City of New Orleans, Louisiana ("Landlord"), and SFJ Management Inc., a Delaware corporation ("Tenant"). Landlord and Tenant sometimes are referred to herein collectively as the "Parties" or singularly as a "Party".

RECITALS

        A.    Landlord is a public corporation and instrumentality of the City of New Orleans, State of Louisiana (the "City"), organized pursuant to the provisions of Chapter 7 of Title 51 of the Louisiana Revised Statutes of 1950, as amended (such Act, and all future acts supplemental thereto or amendatory thereof being herein called the "Act"), and as such is authorized to acquire, own, finance (through the issuance of revenue bonds or notes), lease, sell and otherwise dispose of properties suitable for use by any industry for any commercial enterprise, including amusement park facilities.

        B.    Landlord has acquired, in accordance with the Act, certain amusement park facilities from Jazzland, Inc., the debtor-in-possession in Case No. 02-11257, Section "B", captioned In re: Jazzland, Inc. (the "Bankruptcy Case"), filed in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court"), pursuant to that plan of reorganization approved by the Bankruptcy Court in the Bankruptcy Case (the "Plan").

        C.    Landlord has agreed, at the request of Tenant and pursuant to an Indenture of Trust entered into by Landlord and the City, to sign and deliver that Taxable Revenue Note (Jazzland Project) Series 2002 (the "Note") to evidence an obligation to pay the City a portion of the money owed by the City to the U.S. Department of Housing and Urban Development ("HUD") pursuant to those Contracts for Loan Guarantee Assistance and related promissory notes No. B-95-MC-22-0006 and B-98-MC-22-0006 relating to such amusement park facilities (the "HUD Loan").

        D.    Pursuant to the terms of the Plan, Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, such amusement park facilities on the terms and conditions set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the recitals set forth above and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confessed by each of the parties hereto, the parties hereto have agreed and, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
Grant, Term of Lease and Certain Definitions

        1.1    Leasing Clause.    Upon and subject to the terms and provisions contained herein, Landlord does hereby lease, demise and let unto Tenant, and Tenant does hereby lease from Landlord, the Premises, to have and to hold the Premises for the term and subject to the provisions hereinafter provided.

        1.2    Term.    The term of this Lease shall be for a period commencing on the Commencement Date and expiring on December 31, 2077.

        1.3    Certain Definitions.    The following terms shall have the meaning set forth in this Section 1.3 and terms not defined herein shall have the meanings set forth in the Indenture:

          (a)    AAA.    The local office of the American Arbitration Association or any organization which is the successor thereof.

          (b)    Additional Rent.    Has the meaning set forth in Section 2.2.

          (c)    Additional Rent Base.    Has the meaning set for in Section 2.2.

          (d)    Affiliate.    With respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the capital stock having ordinary voting power in the election of directors of such entity, (b) each entity that controls, is controlled by or is under common control with such Person and (c) in the case of individuals, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Person. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract, by virtue of being an executive officer or a director or otherwise; provided, however, that the term "Affiliate" shall not include an institutional investor in or institutional lender of Tenant or any of its Affiliates.

          (e)    Appraiser.    An independent firm or person experienced in the valuation of assets of the type in question.

          (f)    Authorized Tenant Representative.    A person at the time designated to act on behalf of Tenant by written certificate furnished to Landlord and the Trustee containing the specimen signature of such person and signed on behalf of Tenant by the Chairman of the Board of Directors, or by the President or any Vice President of Tenant. Such certificate may designate an alternate or alternates.

          (g)    AV Taxes.    Any and all ad valorem property taxes levied, assessed or imposed against the Premises, including but not limited to all municipal, parish or state ad valorem property taxes on any Improvements or personal property (whether movable or immovable) now or hereafter owned by Landlord and situated on the Land.

          (h)    Bankruptcy Case.    Has the meaning set forth in the Recitals.

          (i)    Bankruptcy Court.    Has the meaning set forth in the Recitals.

          (j)    Base Amount.    Has the meaning set for in Section 2.1.

          (k)    Base Rent.    The lease payments for the Premises provided in Section 2.1 hereof.

          (l)    Business Day.    Any day other than (i) a Saturday or a Sunday and (ii) a day on which federally insured depository institutions in the State of Louisiana are authorized or obligated by applicable law to be closed.

          (m)    Capital Expenditure Commitment.    Has the meaning set forth in Section 4.1.

          (n)    Change of Control.    (i) Assets constituting all or substantially all of the assets of Tenant are sold, in one or more related transactions, to any "person" or "group" (as such terms are defined in the U.S. Securities Exchange Act of 1934, as amended) (other than Six Flags, Inc. or one of its Affiliates), or (ii) an event or series of events (whether a share purchase, merger, consolidation or other business combination or otherwise) by which any person or group (other than Six Flags, Inc. or one of its Affiliates) is or becomes the "beneficial owner" (as defined in the U.S. Securities Exchange Act of 1934, as amended) directly or indirectly of more than fifty (50%) percent of the combined voting power of the then outstanding securities of Tenant or the successor or surviving entity, if Tenant is not the surviving entity, excluding in the case of each of clauses (i) and (ii) above any reincorporation, reorganization or recapitalization transaction in which the holder(s) of voting securities in Tenant immediately prior to the reincorporation, reorganization or recapitalization continue to possess at least fifty (50%) percent of the outstanding voting securities of the successor or surviving entity, or (iii) a transfer of the interest in Tenant that has the power to manage, control or direct the actions of Tenant other than to a Person that owns a majority of the voting securities in Tenant immediately prior to the transfer, or one of its Affiliates.

          (o)    City Mortgage.    That Second Real Estate Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement between Landlord, as mortgagor, and the City, as mortgagee, dated August 23, 2002, recorded under NA# 2002-42905, MIN#            , in the official records of Orleans Parish, Louisiana, which encumbers Landlord's fee title to the Premises.

          (p)    Commencement Date.    The date first set forth above in the preamble to this Lease.

          (q)    Consumer Price Index:    The "U.S. City Average, All Items" Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor (Base: 1982-1984=100), or any successor index thereto. If the Consumer Price Index is hereafter converted to a different standard reference base or otherwise revised, any determination hereunder that uses the Consumer Price Index shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or, if the Bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information.

          (r)    Court.    The United States District Court of the Eastern District of Louisiana.

          (s)    Default Rate.    Has the meaning set forth in Section 2.7.

          (t)    Event of Default.    Has the meaning set forth in Section 9.1.

          (u)    Fair Value.    Has the meaning set forth in Section 13.2.

          (v)    Fixtures.    All systems, apparatus, machinery, equipment, pipes, pumps, tanks, ducts, conduits, engines, motors, appliances, compressors, generators, boilers, stokers, furnaces, fittings and fixtures, and other items of personal property required for or incidental to use of the Improvements as the Theme Park, and all component parts thereof, now or hereafter affixed to or incorporated into the Land or Improvements, including, without limitation all electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems, fire and theft protection equipment, and amusement rides and attractions, together with all replacements, modifications, alterations and additions thereto, all of which to the greatest extent permitted by law are hereby deemed by the Parties to constitute component parts of immovable property, other than (i) the amusement ride commonly known as the "Tower Ride" unless and until title to such ride is transferred to Landlord as set forth in this Lease, and (ii) other items of personal property not owned by Landlord.

          (w)    Floor Amount.    Has the meaning set forth in Section 2.1.

          (x)    Gross Revenues.    All revenues received by Tenant from admissions, parking, games, operations and sales of food and beverages and retail merchandise, and revenues received by Tenant from any licenses, concession agreements, subleases, occupancy agreements, management agreements, operating agreements or any other agreements of any nature with respect to any of the foregoing. Notwithstanding the foregoing, the following items shall be excluded or deducted from Gross Revenues: (a) the net amount of any refund made or credit allowed upon any transaction at or from the Premises, where the transaction was unacceptable to the purchaser and therefore warranted, in the sole judgment of Tenant, such refund or credit; (b) the amount of any city, parish, state or federal sales, use, parking, luxury or excise tax on sales which is both added to the selling price (or absorbed therein) and paid to the taxing authorities by Tenant; provided, however, no franchise or capital stock tax and no income or similar tax based upon income or profits as such shall be deducted from Gross Revenues; (c) sums and credits received in the settlement of claims for loss of or damage to any merchandise sold by Tenant within the Premises; (d) sales from mechanical and other vending machines and receipts from public or private pay telephones; (e) sales which are uncollectible and written off Tenant's books as uncollectible; (f) returns to suppliers or manufacturers; (g) any amounts received by Tenant from or in accordance with any insurance coverages maintained by Tenant in connection with the Premises; (h) the value of admission tickets, goods or services given in exchange or barter for marketing, media or advertising services, provided, that such exchange or barter is not made with an Affiliate of Tenant; and (i) sales or other dispositions of any Improvements, furniture, inventory, goods, office supplies or office equipment by Tenant in accordance with its rights under this Lease.

          (y)    Hazardous Substances.    Any hazardous or toxic substance, material or waste that is or becomes regulated by any federal, state, or local governmental authority, and will include, without limitation, any material or substance that is (i) defined as a hazardous substance under any law of the State of Louisiana, (ii) petroleum, (iii) asbestos, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq, (42 U.S.C. Section 6903), (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. or (vii) defined as a "regulated substance" pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. Section 6991 et seq.

          (z)    Impositions.    All taxes, assessments, governmental licenses and impositions, and other similar levies, fees and charges of every kind or nature now or hereafter levied, assessed or imposed against the Premises.

          (aa)    Improvements.    All buildings, structures, facilities, parking areas, paved areas, sidewalks, seating, landscaping, Fixtures, footings, foundations and other improvements and constructions of any kind, now or hereafter constructed or situated on the Land.

          (bb)    Indenture.    The Indenture of Trust between Landlord and the City, of even date herewith, pursuant to which the Note is authorized to be issued, and any indenture supplemental thereto.

          (cc)    Independent Counsel.    An attorney or firm of attorneys duly admitted to practice law before the highest court of any state and which attorney, firm or any member thereof is not an officer, director or full time employee of Landlord or Tenant.

          (dd)    Land.    Certain immovable property situated in the Parish of Orleans, City of New Orleans, State of Louisiana, described in Exhibit A attached hereto and made a part hereof for all purposes, which contains approximately 140 acres of land. If Landlord hereafter acquires any portion of the land described on Exhibit B attached hereto and made a part hereof for all purposes, the term "Land" shall automatically include the portions of such land so acquired by Landlord. The immediately preceding sentence is intended to be self-operative and effective without further authorization or action of any kind by either Party.

          (ee)    Landlord Indemnified Parties.    Landlord, any Affiliate of Landlord, the City, and their respective officers, directors, managers, employees, agents and representatives, and their respective heirs, personal representatives, successors and assigns.

          (ff)    Lease Year.    Each calendar year or portion thereof during the Term from and including the Commencement Date. The first Lease Year ends December 31, 2002 and the last Lease Year shall end on the date of expiration or earlier termination of this Lease.

          (gg)    Leasehold Mortgage.    Any mortgage, deed of trust, collateral assignment of leases and rents, security agreement or other instrument in the nature thereof that encumbers any of Tenant's rights, titles and interests in and to use the Premises, including, without limiting the generality of the foregoing, its right to use and occupy the Premises.

          (hh)    Leasehold Mortgagee.    Any mortgagee, trustee or anyone that claims an interest by, through or under a Leasehold Mortgage.

          (ii)    Mortgaged Property.    All of Tenant's leasehold estate under this Lease covered by a Leasehold Mortgage, as applicable.

          (jj)    Net Proceeds.    With respect to any insurance or condemnation award, means the gross proceeds from the insurance or condemnation award with respect to which that term is used remaining after payment of all expenses (including attorneys' fees and any extraordinary expenses of the Trustee) incurred in the collection of such gross proceeds.

          (kk)    Note Fund.    The Note Fund created by Section 601 of the Indenture.

          (ll)    Noteholder or Holder.    Any person who shall be the registered owner of the Note or any other promissory note issued by Landlord from time to time in accordance with the Indenture.

          (mm)    Option.    Has the meaning set forth in Section 13.1.

          (nn)    Option Price.    Has the meaning set forth in Section 13.1.

          (oo)    Party or Parties.    Has the meaning set forth in the preamble.

          (pp)    Person.    Any government, natural person, corporation, general or limited partnership, limited liability company, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other entity.

          (qq)    Plan.    Has the meaning set forth in the Recitals.

          (rr)    Premises.    The Land and Improvements, and all rights, ways, privileges, servitudes, advantages and appurtenances belonging to or in any way pertaining to the Land or Improvements, and all batture, rights of accretion and riparian rights thereof or attached or belonging thereto, together with all replacements, modifications, alterations, and additions thereto that are made by Landlord or Tenant in the future, and all systems, machinery, furniture, furnishings, equipment and other corporeal personal property (whether movable or immovable) that is now or hereafter owned by Landlord and placed on the Land. The Premises does not include furniture, inventory, goods, office supplies or office equipment owned by Tenant that is placed on the Land by Tenant from time to time during the Term. The amusement ride commonly known as the "Tower Ride" is owned by Fitraco N. V. and does not currently constitute part of the Premises; however, if Tenant ever acquires full ownership of the Tower Ride it will immediately and automatically become part of the Premises without the need for further action or authorization from any Party.

          (ss)    Rent.    Has the meaning set forth in Section 2.5.

          (tt)    Season.    The period of at least six to eight months each calendar year during which the Theme Park is expected to be open to the public.

          (uu)    SouthTrust Mortgage.    That first lien Real Estate Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement between Jazzland, Inc., as mortgagor, and SouthTrust Bank, National Association, as mortgagee, dated July 9, 1998, but effective as of July 10, 1998, recorded under NA#98-32279, MIN#473138, in the official records of Orleans Parish, Louisiana, which encumbers Landlord's fee title to the Premises and secures not more than $13.0 million of principal indebtedness as of the Commencement Date, as assumed by Tenant pursuant to that Act dated August 23, 2002, and recorded under NA#2002-42906, MIN#                , in the official records of Orleans Parish, Louisiana.

          (vv)    State.    The State of Louisiana.

          (ww)    Subtenant.    Any Person to whom or to which Tenant grants or licenses any rights to occupy, use, operate, manage, provide services in, or sell food, beverages, services, merchandise or goods within, the Premises.

          (xx)    Tenant Indemnified Parties.    Tenant, any Affiliate of Tenant, and the officers, directors, stockholders, partners, members, managers, employees, agents and representatives of Tenant or any of its Affiliates, and their respective heirs, personal representatives, successors and assigns.

          (yy)    Term.    The term of this Lease as provided in Section 1.2 hereof.

          (zz)    Theme Park.    Has the meaning set forth in Section 5.1.

          (aaa)    Trustee.    Bank One Trust Company, N.A., in the City of New Orleans, Louisiana, a national banking association organized under the laws of the United States of America, or its successors as trustee under the Indenture.

ARTICLE 2
Rent

        2.1    Base Rent.    Tenant shall pay annual base rent (the "Base Rent") for the first Lease Year in an amount equal to $700,000.00, and for each subsequent Lease Year in an amount equal to 4.77% of the Gross Revenues of Tenant in that Lease Year (the "Base Amount"), but for each subsequent Lease Year ending on or before December 31, 2017, the Base Rent shall not be less than $1.4 million per Lease Year (the "Floor Amount"). Tenant shall pay the Base Rent for the first Lease Year ($700,000.00), together with a transaction fee of $700,000.00, to Landlord in a lump sum on or before Commencement Date. The Base Rent for each subsequent Lease Year through 2017 shall be payable in equal monthly installments of $116,666.66 in advance, on the first day of each calendar month. The Base Rent for each Lease Year after 2017 shall be payable in monthly installments, in arrears, on or before the twentieth (20th) day of each month for the preceding calendar month. Following the first Lease Year, if the aggregate amount of monthly Base Rent payments made by Tenant for any subsequent Lease Year exceeds the Base Rent computed on the amount of Gross Revenues for that Lease Year, then the amount of such excess shall be applied to the next succeeding monthly installment(s) of Base Rent due hereunder, provided, however, that in no event shall the Base Rent payable for the second Lease Year and each subsequent Lease Year ending on or before December 31, 2017, be less than the Floor Amount. If the aggregate amount of monthly Base Rent payments made by Tenant for any Lease Year is less than the Base Rent computed on the amount of Gross Revenues for that Lease Year, then Tenant shall pay any deficiency by March 31 of the next succeeding Lease Year. If the last Lease Year terminates on a day other than the last day of a calendar year, the Floor Amount payable under this Lease for such fractional Lease Year shall be prorated based upon the actual number of days contained in such fractional Lease Year. Tenant shall be entitled to a credit against the Base Rent owing for the first Lease Year for any fees, charges or expenses of the Trustee or Landlord, in excess of $97,000 in the aggregate, that are paid by Tenant in accordance with the Indenture at the time of the execution of this Lease.

        2.2    Additional Rent.

        (a) In addition to the Base Rent, Tenant shall pay additional rent (the "Additional Rent") for each Lease Year after 2007 equal to 4.0% of the Gross Revenues of Tenant in that Lease Year in excess of $27.5 million (the "Additional Rent Base"), as adjusted in accordance with Section 2.3 hereof. The Additional Rent shall be payable by March 31 of each succeeding Lease Year (commencing March 31, 2009).

        (b) Tenant agrees to pay to the Trustee, or any paying agent, as the case may be, until debt service on the Note and all other promissory notes issued by Landlord from time to time in accordance with the Indenture shall have been fully paid or provision for the payment thereof shall have been made in accordance with the provisions of the Indenture, (i) the annual fees of the Trustee for the ordinary services of the Trustee rendered and its Ordinary Expenses incurred under the Indenture as and when the same become due, (ii) the reasonable fees and charges of the Trustee, as bond registrar and paying agent, and the reasonable fees and charges of any paying agent for acting as paying agent for the Notes and when the same become due, and (iii) the reasonable fees and charges of the Trustee for necessary Extraordinary Services rendered by it and Extraordinary Expenses incurred by it under the Indenture, as and when the same become due; provided, that Tenant may, without creating a default hereunder, contest in good faith the necessity for any such Extraordinary Services and Extraordinary Expenses and the reasonableness of any such fees, charges or expenses.

        2.3    Adjustments to Additional Rent Base.    For each Lease Year after 2008,

          (a) the Additional Rent Base shall be adjusted as follows:

            (i) if the most recently published Consumer Price Index as of the last day of the last month (the "Comparison Month") of any Lease Year after 2008 is higher than the average Consumer Price Index for the twelve (12) month period prior thereto, the Additional Rent Base shall be adjusted by an amount equal to the product of (i) the percentage difference between the Consumer Price Index for the most recent Comparison Month and the average Consumer Price Index for the prior 12-month period and (ii) the current Additional Rent Base; and

            (ii) for Lease Year 2009, the Additional Rent Base shall be increased by an amount equal to thirty percent (30%) of the total capital expenditures (determined in accordance with generally accepted accounting principles) made by Tenant with respect to the Premises from the Commencement Date through the end of Lease Year 2008 in excess of the Capital Expenditure Commitment (as defined herein); and

            (iii) for Lease Year 2010 and thereafter, the Additional Rent Base shall be increased by an amount equal to thirty percent (30%) of any capital expenditures made by Tenant with respect to the Premises in the prior Lease Year in excess of $500,000.

          (b) Adjustments in the Additional Rent Base made pursuant to this Section 2.3 shall be effective on the first day of the first calendar month of the Lease Year to which such adjusted Additional Rent Base applies.

        2.4    Additional Rent Credit.    To the extent that Tenant pays Base Rent equal to the Floor Amount for any Lease Year, the excess, if any, of the Floor Amount over the Base Amount for that Lease Year shall apply as a credit against future Additional Rent due hereunder, such that Tenant receives a total credit against Additional Rent equal to the sum of all such excess payments.

        2.5    Other Rent Credits.    In addition to the rent credits described in Sections 2.1 and 2.4, Tenant will be entitled to a credit (the "Rent Credit") against the Base Rent and Additional Rent (the "Rent") owing for each Lease Year equal to the sum of all amusement taxes or assessments, parking taxes or assessments, and municipal or parish taxes imposed now or in the future (other than future taxes generally imposed on all or substantially all businesses in the City) that are paid by Tenant for that Lease Year, but the total Rent Credit for each Lease Year shall not exceed the sum of all such taxes paid by Tenant for that Lease Year. If the Rent Credit is greater than the Rent owing for any Lease Year, the excess amount shall be credited to the Rent owing for the next succeeding Lease Year and, upon expiration of this Lease, any unused Rent Credit shall be promptly reimbursed by the City to Tenant, or applied to the Option Price. Section 3.3 provides for additional Rent credits in the amount of any AV Taxes paid by Tenant. Tenant shall not be entitled to a credit against the Rent for ad valorem property taxes or assessments paid by Tenant with respect to (a) furniture, inventory, goods, office supplies or office equipment owned by Tenant that is placed on the Land, or (b) the amusement ride commonly known as the "Tower Ride", unless Landlord acquires ownership of the Tower Ride as set forth in this Lease. Tenant shall be solely responsible for paying any AV Taxes assessed on the property set forth in the preceding sentence.

        2.6    Sales Reports and Records.    On or before the 15th day of each calendar quarter during the Term, Tenant shall prepare and deliver to Landlord at the place where rental is then payable and to the City a certified statement of Gross Revenues made during the preceding calendar quarter. In addition, by March 31 of each Lease Year after the first Lease Year, Tenant shall prepare and deliver to Landlord at the place where rental is then payable and to the City a certified statement of Gross Revenues during the preceding Lease Year. Such statements shall be certified to be correct by a senior officer of Tenant. Tenant shall also furnish to Landlord and the City a copy of each periodic report (whether monthly, quarterly, or annually) as and when furnished by Tenant to any governmental authority with respect to sales or excise tax paid to such authority by Tenant. For the purpose of ascertaining the amounts payable as Rent hereunder, Tenant covenants and agrees to maintain at the Premises, books of accounts covering all sales made by Tenant in connection with its operation of the Premises and records of all sales of merchandise and revenue derived from business conducted at the Premises, and supporting records such as tax reports and banking records. Such books and records shall be retained and preserved for at least thirty-six (36) months after the end of the Lease Year to which they relate, and shall be subject to audit and inspection by Landlord and the City and their agents at all reasonable times upon advance written request. Such books and records shall be consistent with Tenant's normal operating procedures. Upon reasonable advance written notice to Tenant and not more than twice in any calendar year (unless Landlord or the City has reasonable grounds to suspect that Tenant is underpaying Rent), Landlord and the City and their authorized representatives shall have the right to audit and inspect, at their own expense, Tenant's books of account during regular business hours. If such audit or inspection discloses a deficiency in the payment of Rent, Tenant shall promptly pay such deficiency. If such audit or inspection shall disclose an overpayment by Tenant of Rent, Tenant shall be entitled to a credit in the amount of such overpayment after deducting the reasonable out-of-pocket cost of such audit or inspection against the next installments of Rent due hereunder. If such audit or inspection shows that Rent has been underpaid by three percent (3%) or more, Tenant shall pay the actual and reasonable out-of-pocket cost of such audit or inspection in addition to any deficiency, together with interest at the Default Rate (as herein defined) from the date on which the Rent was originally due until paid, but absent fraud or gross negligence on the part of Tenant, the events, errors, acts or omissions giving rise to such deficiency shall not constitute a breach or default by Tenant hereunder, and this Lease shall remain in full force and effect.

        2.7    Late Charges.    If any monthly installment of Rent is not paid within ten (10) days of the date due, Tenant will be assessed a late fee of five percent (5%) of such past due installment. In addition, if Tenant's failure to pay any monthly installment of Rent continues for a period in excess of thirty (30) days after written notice thereof to Tenant, such late installment shall bear interest from the date such installment became due and payable to the date of payment thereof by Tenant at the rate of one and one-half percent (1.5%) per month (the "Default Rate").

        2.8    Nondisclosure.    Landlord covenants and agrees, to the extent permitted by applicable law, not to disclose to any third party any reports or information provided to Landlord by Tenant pursuant to the terms of this Article 2. Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord may disclose such information to the City Council of the City of New Orleans.

        2.9    Issuance of Notes.    Landlord shall issue the Note and future promissory notes under and in accordance with the Indenture, with the Note and such future promissory notes being payable solely from payments made by Tenant hereunder, as set forth in the Indenture.

        2.10    Place of Rent Payments.    Rent shall be paid directly to the Trustee for the account of Landlord and shall be deposited in the Note Fund. Payments to be made to the Trustee or the City under Section 2.2(b) above shall be paid directly to the Trustee or City, as the case may be, for their own use.

ARTICLE 3
Impositions

        3.1    Payment of Impositions.    Subject to Section 3.3, Tenant shall pay all Impositions that accrue during the Term before the same become delinquent; provided, however, that Tenant shall have no obligation to pay (i) any federal, state or local capital levy, franchise tax, revenue tax, income tax or profit tax of Landlord, (ii) any succession, transfer, recording, stamp, mortgage or other tax that may be imposed upon or with respect to any transfer of Landlord's interest in the Premises, (iii) any sales, excise or use tax that may be imposed on or with respect to the Rent paid to Landlord by the State of Louisiana, the City or any other political or taxing authority now or hereafter existing, and (iv) any taxes similar to any of the above-described taxes in clauses (i)-(iii), all of which taxes shall be Landlord's sole responsibility to pay, subject to Section 12.26 hereof. Tenant shall be entitled to pay Impositions accruing during the Term in installments as and to the extent the same may be permitted by the applicable taxing authority or claimant. Landlord agrees to cooperate with Tenant in seeking the delivery of all notices of such Impositions to Tenant directly from the applicable taxing authorities. Landlord shall promptly deliver all notices of such Impositions to Tenant which are delivered to Landlord. In no event shall Tenant be in default under this Lease for failure to pay such Impositions before the same become delinquent for which the notice of such Impositions shall have been delivered to Landlord and not forwarded or delivered to Tenant at least fourteen (14) days before the date the same become delinquent. Any payment of Impositions to be made by Tenant with respect to the tax year in which this Lease commences or terminates shall bear the same ratio to the payment which is required to be made for the full tax year as that part of such tax year in which this Lease is in effect bears to the full tax year.

        3.2    Contest of Impositions.    If the levy of any Impositions shall be deemed by Tenant to be improper, illegal or excessive, or if Tenant desires in good faith to contest the Impositions for any other reason, Tenant may, at Tenant's sole cost and expense, upon reasonable notice in advance to Landlord and the City, dispute and contest the same and file all such protests or other instruments and institute or prosecute all such proceedings for the purpose of contest as Tenant shall deem necessary and appropriate, and Landlord and the City will cooperate with Tenant in any such contest. Tenant shall pursue any such contest with reasonable diligence and in good faith and shall not permit any lien which may be imposed against the Premises for contested Impositions to be foreclosed. Subject to the foregoing, any item of contested Imposition need not be paid until it is finally adjudged to be valid unless applicable law requires otherwise.

        3.3    Certain Provisions Related to AV Taxes.    It is the express intention of the Parties that all portions of the Premises (whether movable or immovable) and all interests therein, qualify for exemption from ad valorem taxation throughout the Term, such that Tenant incurs no liability whatsoever for the payment of AV Taxes (or payments in lieu thereof) relating to the Premises. In accordance with Landlord's powers and rights under La. R.S. 51:1160, Landlord has specifically assessed the issue and decided not to require Tenant to make any payment to parish or municipal taxing authorities in lieu of AV Taxes. Landlord and the City, at the request and expense of Tenant, agree to jointly take and pursue such lawful actions with Tenant, including, if necessary, judicial actions, as may be available, to protect and defend the title of Landlord in and to the Premises and the leasehold estate of Tenant created hereby, against the levy, assessment or collection of AV Taxes by any governmental body, agency, or political subdivision having the power to levy such taxes. Landlord and the City further agree not to take any action that may cause the levy, assessment or collection of any AV Taxes (or payments in lieu thereof). If, for any reason, it is determined that the interests of Landlord or Tenant in and to any portion of the Premises is no longer exempt from ad valorem taxation by reason of a change of law or otherwise, such that Tenant becomes liable for the payment of AV Taxes or payments in lieu thereof, then Tenant, in its sole and absolute discretion, may either (i) pay such taxes or make such payments before they become delinquent, subject to Tenant's right of contest as provided in Section 3.2 above, in which event the aggregate amount of such AV Taxes or payments in lieu thereof throughout the Term shall be applied as a credit against the Rent due hereunder in order of the next maturing installments (with any excess being offset against the Option Price), or (ii) if at any time after August 1, 2017, such AV Taxes or payments in lieu thereof that are paid or payable in respect of the 2017 Lease Year or any subsequent Lease Year exceed the Rent payable in respect of the immediately preceding Lease Year, terminate this Lease and vacate the Premises and thereafter, all Rent shall be fully abated and Tenant and Landlord shall not have any other obligations under this Lease with respect to the Premises, except for those obligations which expressly survive the termination hereof.

ARTICLE 4
Capital Expenditures and Improvements

        4.1    Capital Expenditures.    In addition to the Rent and not in lieu thereof, Tenant shall be responsible for all costs associated with the maintenance and operation of the Premises. At a minimum, Tenant shall invest $25.0 million (the "Capital Expenditure Commitment") in the Premises in the form of capital improvements (which are expected as of the Commencement Date to include, but not necessarily be limited to, the addition of one or more major rides or attractions, development of a children's area and the addition of water rides and shade structures) before the end of the 2005 Season, subject to Section 12.7. The first $20.0 million of the Capital Expenditure Commitment shall be invested in the Premises before the end of the 2004 Season, subject to Section 12.7. Within a reasonable period of time after the Commencement Date, Tenant shall deliver a capital improvements plan to Landlord outlining the Improvements that Tenant anticipates will be constructed with the Capital Expenditure Commitment. Such capital improvements plan may be modified by Tenant from time to time, upon prior written notice to Landlord, but no such modification will reduce the Capital Expenditure Commitment for capital improvements (determined in accordance with generally acceptable accounting principles) below $25.0 million. Thereafter, Tenant shall make such capital investments in the Premises as it shall reasonably determine are appropriate to maintain the entertainment value of the Premises as a Six Flags park, taking into account the attendance potential of the Premises and other factors Tenant shall consider relevant.

        4.2    Title to Improvements.    Title to the amusement rides and attractions and other Improvements situated on the Premises as of the Commencement Date (other than the Tower Ride) and to any modifications, additions, restorations, repairs and replacements thereof hereafter made, is and shall remain in Landlord, its successors and permitted assigns. Any amusement rides or attractions or other Improvements added by Tenant to the Premises following the Commencement Date, as a result of the Capital Expenditure Commitment or otherwise, shall immediately and automatically become the property of Landlord for all purposes in full ownership, without compensation to Tenant or any other person, free and clear of any liens and other encumbrances (other than the SouthTrust Mortgage and the City Mortgage), and will be subject to the terms of this Lease. Each of the Parties agrees to execute such documents and instruments as may be reasonably necessary for the purpose of confirming or further establishing that title to all amusement rides and attractions and other Improvements from time to time situated on the Land (including the Tower Ride if Tenant ever acquires full ownership of it), is and at all times during the Term shall be held by Landlord.

        4.3    Additional Improvements.    During the Term, Tenant may, at its sole cost and expense, make any alterations, additions or modifications to the Improvements which it may deem desirable in its sole and absolute discretion, provided Tenant makes such alterations, additions or modifications, in a good and workmanlike manner and in accordance with all applicable governmental requirements. Landlord, without expense to itself, shall cooperate with Tenant in securing building permits or other authorizations necessary from time to time for any such alterations, additions or modifications. Tenant shall have the right, in its sole and absolute discretion, to sell or otherwise dispose of any amusement ride or attraction, whether existing on the Commencement Date or placed on the Land thereafter; provided, any transfers to an Affiliate of Tenant must be for fair market value and; provided, further, that Tenant reinvests the net proceeds from any such sale on capital improvements to the Premises in furtherance of its use of the Theme Park within a commercially reasonable period of time thereafter. Tenant shall also have the right, in its sole and absolute discretion, to alter, refurbish, demolish or remove (a) any amusement ride or attraction situated on the Premises as of the Commencement Date, which Tenant determines in the exercise of its reasonable business judgment to be functionally obsolete, so long as Tenant replaces such ride or attraction with a ride or attraction of comparable quality and value within a commercially reasonable period of time thereafter, and (b) any amusement ride or attraction first placed on the Land after the Commencement Date, so long as the Improvements added by Tenant to the Premises following the Commencement Date and then still remaining, have an aggregate then-current fair market value of $25 million or more, and in Tenant's reasonable judgment the Premises still provide an appropriate entertainment value. The Tower Ride does not currently form part of the Premises and (unless it becomes part of the Premises as herein provided) may be altered, demolished, removed or sold (with or without replacement) at any time by Tenant, in its sole and absolute discretion.

        4.4    Zoning and Permits.    In the event Tenant deems it necessary or appropriate to obtain zoning, site plan approval or any permit from the City or any other governmental entity having jurisdiction over the Premises or any part thereof or the immovable property not part of the Premises and that is owned by Tenant and associated with the Theme Park (and the Parties acknowledge that any such immovable property is not part of the Premises), Landlord, from time to time on request of Tenant and to the extent necessary as fee owner of the Premises, shall execute such documents or join in such petitions, applications and authorizations, as deemed reasonable or necessary by Tenant. Landlord and the City shall cooperate in good faith with Tenant and use their reasonable best efforts to assist Tenant in obtaining such permits, licenses and approvals from the City as Tenant may consider necessary or appropriate from time to time. Notwithstanding the foregoing, the City's agreement to cooperate shall apply only to acts by it in its capacity as a lender, and not in its governmental capacity. Nothing herein shall obligate the City to issue any permit, license or approval in its governmental capacity that it would not otherwise issue but for the terms of this section.

ARTICLE 5
Use and Operation

        5.1    Use.    The Premises shall be operated, together with any personal property, whether corporeal or incorporeal owned by Tenant, for the purpose of operating an amusement park, formerly operated as Jazzland Theme Park (the "Theme Park"). Tenant will operate the Theme Park throughout the Season of each Lease Year, subject to Section 12.7, on a calendar schedule established by Tenant that is generally consistent with the calendar schedules of comparable regional, non-destination theme parks then operated by Six Flags, Inc. and its Affiliates.

        5.2    Compliance with Laws.    Tenant shall, at its sole expense, comply in all material respects with the requirements of all municipal, state and federal authorities pertaining to the Premises which are now or hereafter in force, and shall faithfully observe in all material respects in the use of the Premises all municipal, state and federal laws and regulations pertaining thereto which are now or hereafter in force; provided, however, that there shall be no breach by Tenant of this section unless and until Landlord, the City or the applicable governmental entity has delivered written notice to Tenant specifying the alleged violation and giving Tenant a reasonable opportunity to cure it, and so long as Tenant shall, in good faith within a reasonable time after Tenant acquires actual knowledge thereof, by appropriate proceedings and with due diligence contest the alleged violation or the validity or applicability of such law or regulation, until there has been a final adjudication that the specified use is in violation of the law or regulation specified in such written notice, and that such specified law or regulation is valid and applicable to the Premises, and until Tenant has had a reasonable opportunity after such final adjudication to cure the specified violation. So long as neither Landlord nor any portion of the Premises will be subjected to any material liability, loss, penalty or forfeiture, Tenant may in good faith contest the alleged violation or the validity, enforceability or applicability of any such law or regulation.

        5.3    Maintenance and Repair.    Subject to Section 4.2, Tenant shall keep all Improvements that from time to time may be erected on the Premises in a state of good repair and will maintain and repair such Improvements on a regular and ongoing basis consistent with the standards of maintenance and repair of comparable facilities, reasonable wear and tear, obsolescence, acts of God and loss by casualty excepted. Upon termination of this Lease, subject to Articles 13 and 14, Tenant shall deliver up the Improvements then situated on the Land in good condition, reasonable wear and tear, obsolescence, acts of God and loss by casualty excepted.

        5.4    Casualty.    Tenant agrees that in case of damage to, or destruction of, any Improvements by fire or other casualty occurring before January 1, 2068, Tenant will, subject to Section 12.7, within one year repair, restore or replace the damaged Improvements such that upon the completion of such repairs, restoration or replacement the value, both physical and economic, of the Improvements taken as a whole shall be at least substantially equal to the physical and economic value of same immediately prior to the happening of such fire or other casualty; provided, that Tenant's obligations in this regard shall be limited to the amount of insurance proceeds received by Tenant or any Leasehold Mortgagee in accordance herewith or which would have been so received had Tenant maintained the insurance coverage required by Article 6. In case of damage to, or destruction of, the Improvements to an extent greater than fifty percent (50%) of the then-replacement value thereof, by fire or other casualty occurring on or after January 1, 2068, Tenant may, at its option by written notice to Landlord given within ninety (90) days of the casualty, (i) terminate this Lease by delivering to Landlord written notice of such termination, together with all insurance proceeds payable with respect to such fire or other casualty or the amount which would have been payable if Tenant had maintained coverage required to be maintained hereunder, and thereafter all Rent shall be fully abated and Tenant and Landlord shall not have any other obligations under this Lease with respect to the Premises, except for those obligations which expressly survive the termination hereof, or (ii) exercise the Option, otherwise subject to its terms, by giving Landlord written notice of Tenant's election to so exercise the Option within such 90-day period. Upon the exercise of the Option as contemplated in this section, Tenant shall pay the Option Price (subject to applicable credits and determined as if no casualty had occurred and with due regard for the remainder of the Term), but shall be entitled to retain all insurance proceeds payable with respect to such fire or other casualty. In the absence of giving such notice, Tenant will, subject to Section 12.7, within one year repair, restore or replace the damaged Improvements such that upon the completion of such repairs, restoration or replacement the value, both physical and economic, of the Improvements taken as a whole shall be at least substantially equal to the physical and economic value of same immediately prior to the happening of such fire or other casualty; provided, that Tenant's obligations in this regard shall be limited to the amount of insurance proceeds received by Tenant or any Leasehold Mortgagee in accordance herewith or the amount of insurance proceeds that would have been so received had Tenant maintained the insurance coverage required by Article 6. Unless Tenant terminates this Lease or exercises the Option pursuant to this section, Rent shall not abate upon the occurrence of any damage to or destruction of any Improvements.

        5.5    Branding.    Tenant shall have exclusive authority, control and rights in selecting the name of the Theme Park; provided, however, that the name of the Theme Park shall include the Six Flags brand beginning no later than the opening of the 2004 Season and continuing throughout the Term. Landlord shall acquire no rights or interests in such brand by virtue of this Lease. If Tenant does not become the owner of the Premises upon the termination of this Lease for any reason, then upon such termination the name of and marketing literature for the Theme Park must be changed to omit any reference to such brand or any other intellectual property owned or licensed by Tenant.

        5.6    Operational Rights; Revenue.

        (a) Tenant shall be entitled to receive and retain all revenues generated from and associated with the operation of the Premises for the duration of this Lease. Such revenues shall include, without limitation, revenues from admissions, parking, games, operations and sales of food and beverages and retail merchandise and all other revenues associated with the Improvements or any portions thereof, and revenues from any licenses, concession agreements, subleases, occupancy agreements, management agreements, operating agreements or any other agreements of any nature with respect to any of the foregoing.

        (b) Subject to the terms and provisions of this Lease, Tenant shall have full and exclusive control of the management and operation of the Premises. Without limiting the generality of the foregoing during the term of this Lease, except as otherwise expressly stated in Sections 7.1 and 7.2, (i) Tenant shall have the sole right to enter into any and all agreements of any nature relating to the Premises or the name thereof on such terms as Tenant deems appropriate, and (ii) Tenant shall own all revenues of any source generated by or from the Premises or the operation or management or the name thereof.

        5.7    Utilities.    Tenant shall contract directly with the appropriate utility providers for all utilities required for the use of the Premises during the Term. Tenant shall pay all charges for the required utilities directly to the respective utility providers.

        5.8    Mechanic's Liens.    Tenant covenants and agrees that it will not permit any privilege or lien to be filed against the Premises as a result of nonpayment for, or disputes with respect to, labor or materials furnished to the Premises for or on behalf of Tenant or any party claiming by, through or under Tenant, nor shall Tenant permit any judgment, lien or attachment to lie against the Premises. Should any involuntary lien be filed against the Premises, Tenant shall, within thirty (30) days after its receipt of written notice of the filing of such lien, cause- such lien to be removed, or otherwise protected against execution during good faith contest, by substitution of collateral, posting a bond therefor, escrowing of adequate funds to cover the claim and related transaction costs, or such other method as may be reasonably acceptable to Landlord and the City.

        5.9    Hazardous Substances.    Except for such quantities of Hazardous Substances as are permitted by law and are reasonably necessary for the operation and maintenance by Tenant of the Premises as the Theme Park or for the initial construction of or any modification to the Improvements, Tenant shall not cause or allow any Hazardous Substances to be brought upon the Premises or used, generated, treated, stored, released or disposed of in or on the Premises during the Term.

ARTICLE 6
Insurance and Indemnity

        6.1    Insurance.    Tenant shall, at its sole cost and expense, procure and maintain, or cause to be procured and maintained, during the Term the insurance described in this Article 6 or, to the extent such insurance is unavailable or prohibitively expensive, as reasonably determined by Tenant and as evidenced to Landlord, then such coverage as is commercially reasonable and available. The amount of property damage insurance that Tenant shall maintain with respect to the Premises shall never be less than the amount required by Section 6.2(b) hereof.

        6.2    Types of Required Insurance.    Tenant shall procure and maintain the following at its sole cost and expense:

          (a)    Commercial General Liability Insurance.    Commercial general liability insurance covering all claims with respect to injuries or damages to persons or property sustained in, on or about the Premises, the Improvements, and the appurtenances thereto, including the sidewalks and alleyways adjacent thereto, with limits of liability no less than $20,000,000 per occurrence and $25,000,000 in the aggregate, or with such other limits, and subject to such deductible and retention amounts, that are then maintained by Six Flags, Inc. and its Affiliates with respect to its comparable regional, non-destination theme parks. Such commercial general liability insurance shall name Landlord and the City as additional insureds, as their interests may appear.

          (b)    Physical Property Damage Insurance.    Physical damage insurance covering "all risks" of direct physical loss or damage to real and personal property on the Premises, in an amount equal to 66.66% of the replacement cost of all such property or such higher percentage of replacement cost (if any) that is then maintained generally by Six Flags, Inc. and its Affiliates with respect to comparable regional, non-destination theme parks. Such insurance shall: (x) be provided on a broad-form property coverage as may be customary for like properties from time to time during the term of this Lease; (y) include earthquake, earth movement, volcanic eruption, sprinkler leakage, flood, acts of terrorism, hurricane and ordinance or law coverage to the extent commercially available and obtainable at commercially reasonable cost; and (z) be subject in each case to deductibles no greater than those then maintained by Six Flags, Inc. and its Affiliates with respect to its comparable regional, non-destination theme parks. Such physical damage insurance shall name Landlord and the City as loss payees, as their interests may appear.

          (c)    Worker's Compensation Insurance.    Workers' compensation and employer's liability insurance in respect of any work by employees of Tenant on or about the Premises, as required under applicable law.

          (d)    Business Interruption Insurance.    Such business interruption insurance as is from time to time maintained by Six Flags, Inc. and its Affiliates with respect to its comparable regional, non-destination theme parks. The business interruption insurance shall protect Landlord from loss of rent for a period of twelve (12) months due to business interruption, to the extent commercially available and obtainable at commercially reasonable cost. The proceeds of the business interruption insurance and the deductible amounts thereunder will be included in Gross Revenues when the proceeds are received. If Tenant does not maintain business interruption insurance with respect to the Premises and a casualty or catastrophe occurs that would have been covered by such insurance had it been maintained, then Tenant shall continue to pay Rent for a period of twelve (12) months from the date of such event, the provisions of Section 5.4 to the contrary notwithstanding. The Rent payable by Tenant over such 12-month period shall equal the average Rent paid by Tenant over the three 12-month periods immediately preceding such event. Additionally, if Tenant maintains business interruption insurance with respect to the Premises, and a casualty or catastrophe occurs that is covered by such insurance, but inclusion in Gross Revenues of the proceeds of such insurance does not yield Rent payable to Landlord over such 12-month period that is equal to or greater than such average Rent, then Tenant shall pay Landlord, within thirty (30) days after the end of such 12-month period, an amount equal to the difference between the actual Rent paid for such 12-month period and such average Rent. Tenant's obligations under this Section 6.2(d) shall survive the expiration or earlier termination of this Lease.

        6.3    Policies.    All insurance policies required by this Article 6 shall provide for at least thirty (30) days written notice to Landlord and City before cancellation and certificates or copies of policies of insurance shall be delivered to Landlord and City. All such policies may be maintained under a "blanket insurance policy". Landlord and Tenant hereby waive all claims, rights of recovery and causes of action that such Party or any party claiming by, through or under such Party by subrogation or otherwise may now or hereafter have against the other Party or any of the other Party's present and future subsidiaries, affiliates, partners, officers, directors, employees, direct or indirect stockholders, agents, other representatives, successors and assigns for bodily injury (including death) to persons, or loss or damage to property of such Party whether caused by the negligence or fault of such Party or their partners, directors, officers, employees, agents or representatives or otherwise, to the extent that the injuries, losses or damages are covered by the proceeds of insurance policies maintained by the other Party.

        6.4    Indemnification of Landlord.    Tenant agrees that the Landlord Indemnified Parties shall not be liable for, and agrees to hold the Landlord Indemnified Parties harmless against, any claim for loss or damage to property of any Person (other than claims made by a Landlord Indemnified Party against another Landlord Indemnified Party), or bodily injury to or death of any natural person, that may be occasioned by (a) any defect in the Premises, (b) the use, generation, treatment, storage, release or disposal of Hazardous Substances in or on the Premises, (c) by any other cause whatsoever arising in connection with the Premises (other than the events described in Section 6.5 below); provided, however, that the indemnity provided in this sentence shall be effective only to the extent of any loss that might be sustained by Landlord in excess of the net proceeds received by Landlord from any insurance carried with respect to the loss sustained. Tenant's obligations under this Section 6.4 shall include the obligation to reimburse the Landlord Indemnified Parties for any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by them in defending against any third-party claim for which they are entitled to indemnification hereunder. Tenant's obligations under this Section 6.4 shall survive the expiration or earlier termination of this Lease.

        6.5    Indemnification of Tenant.    Landlord and the City shall indemnify, save harmless and defend Tenant Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Tenant Indemnified Parties as a result of (a) the gross negligence or willful misconduct of Landlord or the City arising in connection with this Lease, or (b) any failure on the part of Landlord or the City to perform or comply with any of the terms of this Lease. The obligations of Landlord and the City under this Section 6.5 shall survive the expiration or earlier termination of this Lease.

ARTICLE 7
Assignment and Subletting

        7.1    Assignment.    Tenant shall not sell or assign all or substantially all of the leasehold estate created hereby, and the corporate shareholder of Tenant shall not cause or permit a Change of Control to occur, without the prior written consent of Landlord and the City, whose consent may be withheld in their sole and absolute discretion; provided, however, Tenant may assign or transfer this Lease and the corporate shareholder of Tenant may cause or permit a Change of Control to occur, without the consent of Landlord, so long as the assignee of this Lease or the Person taking control of Tenant is (i) an Affiliate of Six Flags, Inc., (ii) a lender of Tenant, Six Flags, Inc. or any of their respective Affiliates; provided, that such lender is an institution generally in the business of making commercial loans, or (iii) any other Person, provided such assignment or Change of Control is part of a sale of all or a substantial part of the assets of Six Flags, Inc. and its subsidiaries, taken as a whole. Upon any such assignment of the leasehold estate created hereby (other than a collateral assignment to a lender), the assignee shall execute and deliver to Landlord a written assumption, in form and substance reasonably satisfactory to Landlord, of all the obligations of Tenant pertaining to the Premises and accruing under this Lease after such assignment. Tenant shall thereupon be released of all liabilities and obligations thereafter accruing under this Lease. Notwithstanding the foregoing, nothing in this Section 7.1 shall restrict in any way or require any approvals in connection with the sale of stock in Six Flags, Inc. or any of its primary operating subsidiaries (unless Tenant assigns the leasehold estate created hereby to one of Six Flags, Inc.'s primary operating subsidiaries, in which event such subsidiary shall be bound by the terms hereof the same as if a signatory hereto). Neither Tenant nor any other entity directly or indirectly controlling less than five (5) parks is a primary operating subsidiary of Six Flags, Inc., for purposes of the immediately preceding sentence.

        7.2    Subletting; No Sale or Transfer by Landlord.

        (a) Tenant shall have the right at any time, without the consent of Landlord, to sublease all of the Premises or the right to operate the Theme Park to any Affiliate of Tenant on such commercially reasonable terms as Tenant may desire; provided, however, that no such subletting shall relieve Tenant of any of its obligations hereunder unless otherwise agreed in writing by Landlord, and all subleases shall be subject to the terms and provisions of this Lease.

        (b) Tenant shall have the right at any time, to sublease, grant licenses or otherwise assign the rights of use to concessions, retail areas, restaurants and other portions of the Premises incident to the full use and operation thereof to bona fide third parties on such commercially reasonable terms as Tenant may desire. Landlord shall have no right to share in any profits or income derived from such activities beyond the Rent payable to Landlord hereunder. Title to all such profits and income shall remain in Tenant.

        (c) Except as expressly stated in Section 7.2 (a) and Section 7.2(b) above, Tenant may not sublease, grant licenses or otherwise assign the rights of use to any portion of the Premises.

        (d) Landlord and Tenant acknowledge and agree that certain benefits accrue to Landlord and Tenant by virtue of Landlord's ownership of fee title to the Premises, and that such benefits are material inducements to Landlord and Tenant to enter into this Lease. Accordingly, Landlord covenants and agrees that, during the Term, Landlord will at all times own and hold title to the Premises, as encumbered by this Lease, and further covenants and agrees not to convey, transfer, assign, donate, lease, or otherwise confer upon any third party any right in or to any portion of the Premises, other than to the City or to HUD, without the prior written consent of Tenant, which consent may be withheld or granted in Tenant's sole and absolute discretion. Landlord shall give Tenant at least sixty (60) days' prior written notice of any proposed transfer of all or any portion of the Premises. Any attempted sale or transfer by Landlord in violation of this section shall be void. Tenant shall be entitled to injunctive relief to prevent any such sale or transfer, it being agreed that an adequate remedy at law does not exist for such breach. If Landlord breaches this provision, Tenant may, in addition to enforcing such rights and remedies as may be available at law or in equity, cancel this Lease effective upon its delivery of written notice of cancellation to Landlord and sue Landlord for damages, or continue this Lease in effect and offset against the Rent due hereunder in order of the next maturing installments (with any excess being offset against the Option Price), all AV Taxes (or payments in lieu thereof) and other Impositions to which Tenant becomes or may become subject as a result of such breach.

        7.3    Nondisturbance By Landlord.    Upon the written request of Tenant, Landlord will enter into a Nondisturbance Agreement (herein so called) with any Subtenant or its leasehold mortgagee. Such Nondisturbance Agreement shall include such reasonable provisions as requested by a Subtenant or its leasehold mortgagee, subject to the reasonable approval of Landlord, but in any event shall (a) reaffirm Landlord's ownership of the Premises, (b) confirm (if true) that this Lease is in full force and effect without default by Tenant (or, if a default exists, specifying the default and the remedy required by Landlord), (c) and, in the case of a Subtenant, provide in substance that, so long as the Subtenant complies with all of the terms of its sublease or other applicable agreement, Landlord, in the exercise of any of its rights or remedies under this Lease, shall not deprive the Subtenant of possession, or the right of possession, of the subleased property during the term of the sublease, deprive the Subtenant of any other rights under the sublease or other applicable agreement or join the Subtenant as a party in any action or proceeding to enforce or terminate this Lease or obtain possession of the property leased in the sublease for any reason other than a breach by the Subtenant of the terms of the sublease or other applicable agreement which would entitle Tenant to dispossess the Subtenant thereunder or otherwise terminate the Subtenant's rights thereunder.

ARTICLE 8
Leasehold Mortgages

        8.1    Leasehold Mortgage Permitted.    Tenant shall from time to time and at any time have the right to grant Leasehold Mortgages, and in such event, upon Tenant's written request to Landlord, Landlord will execute and deliver a reasonable estoppel certificate addressed to the Leasehold Mortgagee under any such Leasehold Mortgage setting forth the information described in Section 12.2 hereof, confirming the terms of this Article 8, and providing Landlord's agreement to recognize the Leasehold Mortgagee (upon exercise of remedies under the Leasehold Mortgage after default by Tenant thereunder) or any purchaser of the Mortgaged Property at foreclosure in the same manner as an assignee pursuant to Section 7.1 hereof. Landlord agrees to accept any amendments of this Lease which are requested by a Leasehold Mortgagee prior to the execution of its Leasehold Mortgage which are reasonably calculated to protect the Leasehold Mortgagee's interest in this Lease under its Leasehold Mortgage and do not, in the reasonable opinion of Landlord, materially diminish the rights of Landlord under this Lease. Notwithstanding the foregoing, no Leasehold Mortgagee nor any purchaser of the Mortgaged Property at foreclosure shall by virtue thereof acquire any greater right in the Mortgaged Property and in any building or improvements thereon than Tenant then had under this Lease, and provided further that any Leasehold Mortgage and the indebtedness secured thereby shall at all times be and remain inferior and subordinate to all of the conditions, covenants and obligations of this Lease and to all of the rights of Landlord hereunder. In no event shall Tenant have the right to encumber, subordinate or render inferior in any way Landlord's fee simple title in and to the Premises.

        8.2    Notices to Leasehold Mortgagees.    If at any time after execution and recordation of any Leasehold Mortgage in the official records of Orleans Parish, Louisiana, in accordance with the provisions of Section 8.1, the Leasehold Mortgagee shall notify Landlord in writing that the Leasehold Mortgage on the Premises has been given and executed by Tenant, the Leasehold Mortgagee shall furnish Landlord at the same time with the address to which Leasehold Mortgagee desires copies of notices to be mailed, or designate some Person as its agent and representative for the purpose of receiving copies of notices. Landlord hereby agrees that it will thereafter mail to Leasehold Mortgagee and to the agent or representative so designated by the Leasehold Mortgagee, at the address so given, duplicate copies of any and all notices of default in writing which Landlord may from time to time give or serve upon Tenant under and pursuant to the terms and provisions of this Lease and any and all pleadings in suits filed by Landlord against Tenant, as applicable. No notice of default to Tenant shall be effective as to the Leasehold Mortgagee unless duplicate copies thereof are mailed to such Leasehold Mortgagee at the same time the notice is given or served upon Tenant.

        8.3    Leasehold Mortgagee's Right to Cure.    If Landlord shall ever be entitled to exercise a right hereunder to terminate this Lease after the giving of notice or the passage of time, as applicable, Landlord, subject to having received notification of any Leasehold Mortgage by the Leasehold Mortgagee thereunder pursuant to Section 8.2 above, shall deliver additional written notice to such Leasehold Mortgagee of Landlord's intention to so terminate this Lease and describing the existing Events of Defaults, and such Leasehold Mortgagee shall have thirty (30) days from its receipt of such notice to cure the Events of Default described in such written notice. Notwithstanding the foregoing, in the event (i) such Events of Default are not capable of cure within such 30-day period, this Lease may not be terminated if any Leasehold Mortgagee shall deliver to Landlord, within such 30-day period, written notice of such Leasehold Mortgagee's intention to cure the specified Events of Default and shall commence and diligently pursue the cure of the specified Events of Default and such Events of Default by reason of such due diligence are cured within one hundred eighty (180) days of the date of such notice, or (ii) any Leasehold Mortgagee is not in actual possession of the Premises on the date of the additional notice given the Leasehold Mortgagee under this Section 8.3, and possession is necessary in order to cure any Event of Default, then the time within which such Leasehold Mortgagee may commence to cure such Event of Default shall be extended for a reasonable time not to exceed ninety (90) days until such Leasehold Mortgagee can obtain actual possession. No purported termination of this Lease shall be effective until such written notice shall have been given to Leasehold Mortgagee and such 30-day period, or additional time period as provided above, shall have expired without the described Events of Default having been cured. Leasehold Mortgagee may, at its option any time before the rights of Tenant under this Lease shall have been terminated, pay any of the Rent due hereunder, procure any insurance required hereunder, make any repairs and improvements required hereunder, or do any other act or thing or make any other payment required of Tenant by the terms of this Lease or which may be necessary and appropriate to comply with the covenants and conditions of this Lease to prevent the termination of this Lease. All payments so made and all things so done and performed by any such Leasehold Mortgagee shall be as effective to prevent a forfeiture of the rights of Tenant hereunder as if performed by Tenant.

        8.4    New Lease.    Notwithstanding anything to the contrary contained in this Lease or otherwise, in the event of termination of this Lease for any reason prior to the stated expiration date, except a voluntary termination by Tenant pursuant to a right herein granted, Landlord shall promptly notify all Leasehold Mortgagees of such termination. If the Leasehold Mortgagee having the highest priority with respect to this Lease or its designee, cures all Events of Default giving rise to such termination as provided below, Landlord shall enter into a new lease of the Mortgaged Property with such Leasehold Mortgagee or its designee for the remainder of the Term, such new lease to be effective as of the date of termination of this Lease, at the rental rate then payable hereunder, and upon all of the same terms, conditions, covenants, agreements, provisions and limitations contained herein, subject to the following: (a) the Leasehold Mortgagee entitled to the new lease shall make written request to Landlord for a new lease within sixty (60) days of receipt by the Leasehold Mortgagee of written notice from Landlord of the date of termination of this Lease; and (b) at the time of the execution and delivery of the new lease, the Leasehold Mortgagee or its designee shall pay to Landlord all amounts specified in the notice of termination delivered by Landlord, which would have been due hereunder except for such termination and which are currently due except for such termination, and shall promptly cure (subject to Section 8.5) all other Events of Default giving rise to such termination.

        8.5    Leasehold Mortgagee's Liability.    Unless a new lease shall have been executed pursuant to Section 8.4 above in which the Leasehold Mortgagee assumes the payment or performance of such obligation, no Leasehold Mortgagee shall be or become personally liable to Landlord, as an assignee of this Lease, for the payment or performance of any obligation of Tenant, and no assumption of liability shall be inferred from or result from foreclosure or other appropriate proceedings in the nature thereof or as the result of any other action or remedy taken by the Leasehold Mortgage, or from a conveyance or assignment pursuant to which any purchaser at foreclosure shall acquire the rights and interest of Tenant under the terms of this Lease; provided, however, any such assignee or purchaser must timely and diligently perform all obligations of Tenant hereunder.

ARTICLE 9
Defaults and Remedies

        9.1    Default of Tenant.    Tenant shall be in default if any of the following events ("Events of Default") shall occur: (a) Tenant shall fail to pay any installment of Rent or any other obligation hereunder involving the payment of money and such failure shall continue for a period of ten (10) days after written notice thereof to Tenant and, in accordance with Section 8.2, to each Leasehold Mortgagee who has provided notice to Landlord of its Leasehold Mortgage; (b) Tenant shall violate any material obligation of Tenant under this Lease not involving the payment of money and such violation shall continue for a period of thirty (30) days after written notice thereof to Tenant and, in accordance with Section 8.2, to each Leasehold Mortgagee who has provided notice to Landlord of its Leasehold Mortgage; provided, however, no Event of Default shall exist if the violation cannot with due diligence be cured within such 30-day period and Tenant shall have commenced to cure such violation and shall be proceeding with reasonable diligence to completely cure such violation; (c) the making of any general assignment for the benefit of creditors by Tenant; (d) the filing of a voluntary petition in bankruptcy or a voluntary petition for an arrangement or reorganization under the United States Federal Bankruptcy Act (or similar statute or law of any foreign jurisdiction) by Tenant; (e) the appointment of a receiver or trustee for all or substantially all of Tenant's interest in the Premises or its leasehold estate hereunder if not removed with one hundred and eighty (180) days; and (f) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating Tenant to be bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom.

        9.2    Landlord's Rights and Remedies.

        (a) If an Event of Default should occur as provided above, subject to the provisions of Article 8 and Section 12.26 of this Lease, Landlord will have the option of proceeding for all past due Rent and direct damages caused by the default and, with or without such a proceeding, exercising any or all of the following rights or remedies: (i) Landlord may retain this Lease in effect, reserve its right to proceed for enforcement of Lease obligations coming due in the future, and, at Landlord's option, proceed for specific performance or injunctive relief; or (ii) Landlord may cancel and terminate this Lease, and this cancellation will be effective upon five (5) days' written notice to Tenant. Landlord shall not be entitled to accelerate Rents.

        (b) If Landlord elects option (a)(ii) and terminates this Lease, then Landlord may re-lease the Leased Premises for such price and on such terms as may be reasonably obtainable, and Tenant will be and remain liable, not only for all Rent due and other obligations incurred up to the date of termination, but also for stipulated or liquidated damages for its nonperformance equal to the sum of (i) all reasonable expenses that Landlord may incur in re-entering and re-possessing the Premises, curing any default by Tenant, putting the Premises in proper repair and making such reasonable, non-structural modifications thereto as shall be required for any new tenants, protecting and preserving the Premises by placing watchmen and caretakers therein, reletting the Premises, including reasonable attorney's fees and disbursements, sheriff's fees, and brokerage fees in doing so, plus (ii) the greater of (a) an amount equal to the Rent payable by Tenant to Landlord during the last full Lease Year prior to the Event of Default (provided that if fewer than twelve (12) months remain in the Term, then this amount will be calculated for the number of months that remain in the Term) or (b) the discounted present value (determined using a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal in its listing of "Money Rates" or by a similar newspaper with national circulation) of the amount by which the aggregate of all Rent that would have been paid hereunder had this Lease remained in effect until the stipulated end of the Term (calculated as the average Base Amount and Additional Rent due by Tenant in the last three full Lease Years prior to the Event of Default) multiplied by the number of years that would have remained in the Term had this Lease not terminated), exceeds the fair rental value of the Premises during this period. For purposes of the calculation set out in (b) above, the fair rental value of the Premises during any period prior to the time at which Landlord could reasonably be expected to obtain a new tenant for the Premises will be zero (unless Landlord obtains a new tenant within that period), and if Landlord has leased the Premises to a new tenant on commercially reasonable terms, then the rental payable by the new tenant will be deemed to be the fair rental value of the Premises, and if Landlord has used commercially reasonable efforts to lease the Premises to a new tenant, the period between the termination of this Lease and the commencement of the new lease will be deemed to be the time within which Landlord could reasonably be expected to obtain a new tenant for the Premises. In any case, Landlord may remove or cause to be removed, at Tenant's expense, all property of Tenant from the Premises and store the same in Landlord's or Tenant's name, but at the cost, expense, and risk of Tenant, without liability to Tenant for loss or injury to such property. In addition, upon the occurrence of an Event of Default on the part of Tenant, Landlord is hereby irrevocably authorized, to the extent legally permitted, to sell, at public or private sale, with or without legal proceedings, and with or without notice, demand, advertisement, appraisement, or any other formality, any and all of the contents of the Premises owned by Tenant, and Landlord may purchase these contents at private sale or for the highest bid at public sale, and the proceeds of this sale, after deducting all costs, charges, attorneys' fees, and expenses of the sale, will be applied to the payment of Rent.

        (c) In addition to, and not in lieu of the foregoing remedies, if Tenant fails to perform any of its obligations under this Lease before the expiration of the applicable notice and cure period, then Landlord will have the right, but not the obligation, to pay all sums and take all actions that are reasonably necessary or desirable to perform Tenant's obligation, and Tenant will reimburse Landlord for such sums and other costs incurred by Landlord as additional rent within ten (10) days after demand. The performance by Landlord of one of Tenant's obligations will not be construed as a modification or waiver of any provision of this Lease, and such obligation will remain the obligation of Tenant. In addition, Landlord's failure to perform such obligation shall not preclude Landlord from exercising any of its other rights or remedies set out in this section by reason of an Event of Default, except to the extent that Landlord now or hereafter has a duty under applicable law to mitigate its damages resulting from an Event of Default, and the failure to perform such obligation constitutes a breach of such duty.

        (d) All rights and remedies of Landlord under this Lease will be cumulative, and none will exclude any other rights or remedies granted in this Lease. The failure to assert any remedy or the granting of any waiver (as provided in Section 12.12 hereof) of any Event of Default shall not be deemed to be a waiver of such remedy or any subsequent Event of Default.

        (e) Nothing in this Section 9.2 shall limit or diminish any duty that Landlord may now or hereafter have under applicable law to mitigate its damages resulting from an Event of Default.

        (f) Such rights and remedies as are given Landlord hereunder shall also extend to the Trustee, and the Trustee and the holders of the Notes issued under the Indenture shall be deemed third party beneficiaries of all covenants and agreements contained herein.

        9.3    Default of Landlord.    In the event of any material breach by Landlord of any provision of this Lease or any material default by Landlord hereunder, Tenant shall have the right to deliver to Landlord a written notice specifying such breach or default, and unless within thirty (30) days from and after the date of delivery of such notice Landlord shall have commenced to cure such breach or default and shall be proceeding with reasonable diligence to completely cure such breach or default, then Tenant shall have all remedies available at law or in equity, including, without limitation, termination, damages, injunction and specific performance. If Tenant elects to terminate this Lease by reason of a Landlord default that remains uncured beyond the expiration of the specified 30-day notice and cure period, all Rent shall fully abate from and after the date of termination and Tenant and Landlord shall not have any other obligations under this Lease with respect to the Premises, except for those obligations which expressly survive the termination hereof. All sums expended by Tenant to cure any defaults of Landlord and, in the event a sufficient amount of lawfully available funds is not available to pay any damages for which Landlord becomes liable hereunder or for which Landlord would have become liable hereunder but for the operation of Section 12.26, the amount of the deficiency of such lawfully available funds shall be applied as a credit to the Rent due hereunder in order of the next maturing installments, with any excess being applied as a credit against the Option Price. All remedies of Tenant under this Lease shall be cumulative, and the failure to assert any remedy or the granting of any waiver (as provided in Section 12.12 hereof) of any breach or default shall not be deemed to be a waiver of such remedy or any subsequent breach or default.

        9.4    Rights of Leasehold Mortgagees.    Notwithstanding any other provision of this Article 9, all rights and remedies of Landlord under Section 9.2 above are subject to the provisions of Article 8 of this Lease.

ARTICLE 10
Condemnation

        10.1    Definitions.    Whenever used in this Article 10, the following words shall have the definitions and meanings hereinafter set forth:

          (a)    "Condemnation Proceeding".    Any action brought for the purpose of any taking of the Premises, or any part thereof or of any property interest therein (including, without limitation, the right to the temporary use of all or any portion of the Premises), by competent authority as a result of the exercise of the power of eminent domain or other taking action, including a voluntary sale to such authority either under threat of condemnation or while such action or proceeding is pending.

          (b)    "Taking" or "Taken".    The event and date of vesting of title to the Premises or any part thereof or any property interest therein (including, without limitation, the right to the temporary use of all or any portion of the Premises), pursuant to a Condemnation Proceeding.

        10.2    Efforts to Prevent Taking.    Landlord shall use its best efforts to cause all other competent authorities with the power of eminent domain or other taking action to refrain from instituting any Condemnation Proceedings or exercising any other powers of eminent domain or other taking action with respect to the Premises, or any part thereof or any interest therein, during the Term of this Lease.

        10.3    Entire Taking.    If all or substantially all of the Premises shall be Taken in Condemnation Proceedings, all Rent shall be fully abated from and after the date of such Taking and from and after such date Tenant and Landlord shall not have any other obligations under this Lease with respect to the Premises, except for those obligations which expressly survive the termination hereof.

        10.4    Partial Taking.

        (a) If less than all of the Premises shall be Taken in any Condemnation Proceeding, a fair and equitable portion of the Floor Amount attributable to the portion of the Premises Taken shall be abated from and after the date of such partial Taking, and from and after such date Tenant and Landlord shall not have any other obligations under this Lease with respect to the portion of the Premises that has been Taken, except for those obligations which expressly survive the termination hereof.

        (b) If, following such Taking, Tenant determines in its reasonable business judgment, that the remaining Premises are not sufficient to operate the Theme Park, then Tenant, at its election, may vacate the Premises, whereupon all Rent shall be fully abated from and after the date of such partial Taking, and from and after such date Tenant and Landlord shall not have any other obligations under this Lease with respect to the Premises, except for those obligations which expressly survive the termination hereof. Such election to vacate must be exercised no later than ninety (90) days after the date of such Taking.

        (c) If Tenant does not elect to vacate the Premises upon any partial Taking, then (i) the Premises shall be reduced by the portion thereof taken, in the Condemnation Proceedings, and all Rent payable hereunder shall be equitably reduced during the unexpired portion of the Term as provided above, and (ii) Tenant shall commence and proceed with reasonable diligence to repair or reconstruct the remaining Improvements on the Premises, if any; provided, however, Tenant's obligation to so repair or reconstruct the remaining Improvements shall be limited to the proceeds of the condemnation award actually received by Tenant. Notwithstanding the foregoing, nothing in this Section 10.4(c) obviates Tenants obligations under Sections 4.1 and 5.3.

        10.5    Temporary Taking.    If any right of temporary (hereinafter defined) possession or occupancy of all or any portion of the Premises shall be Taken, the Rent shall be reduced during the duration of such Taking in a fair and equitable manner that reflects the inability of Tenant to use the affected portion of the Premises. A Taking shall be considered "temporary" only if the period of time during which Tenant is deprived of usage of all or part of the Premises as the result of such Taking does not materially interfere with the ability of Tenant to use and operate the Premises as the Theme Park. Any other "Taking" that is not "temporary" as described above shall be treated as an entire Taking under Section 10.3 above or as a partial Taking under Section 10.4 above.

        10.6    Condemnation Award.

        (a) No Taking shall have the effect of terminating this Lease. None of the provisions of this Article 10 shall affect the right, title or interest of Tenant in the leasehold interest created by this Lease. For the purposes of determining the portion of any condemnation award to which Tenant is entitled to receive from the condemning authority as a matter of law, Tenant's right, title and interest in the Premises granted and arising under this Lease shall be considered without consideration of this Article 10. This Article 10 pertains only to Tenant's and Landlord's continuing obligations under this Lease following a Taking and to the agreement between Landlord and Tenant regarding any condemnation awards.

        (b) Any condemnation award shall be divided between Landlord and Tenant in accordance with their respective interests in the Premises, as encumbered by this Lease, taking into account the unexpired portion of the Term. Landlord shall deliver to Tenant that portion of any condemnation award that Landlord may receive to which Tenant is entitled as provided in this Section 10.6(b). The provisions of this Section 10.6(b) shall survive any such condemnation.

        10.7    Settlement of Proceeding.    Landlord shall not make any settlement with the condemning authority in any Condemnation Proceedings nor convey or agree to convey the whole or any portion of the Premises to such authority in lieu of condemnation without first obtaining the written consent of Tenant, which consent may not be unreasonably withheld or delayed, except where the condemning authority is the City or an instrumentality or agency thereof. Where the condemning authority is the City or an instrumentality or agency thereof, Tenant may withhold its consent in its sole and absolute discretion.

        10.8    Exercise of Option.    Notwithstanding any contrary provision hereof, upon the institution of any Condemnation Proceedings which may result in an entire Taking of the Premises, or a partial Taking of the Premises as a result of which Tenant determines that the remaining Premises or the Improvements thereon cannot economically and feasibly be used by Tenant, Tenant shall be entitled to exercise the Option with respect to Premises (or remainder thereof), otherwise subject to its terms, by giving Landlord written notice of Tenant's election to so exercise the Option within ninety (90) days after (i) the date on which Tenant is served with the official summons of the Condemnation Proceedings in the case of an entire Taking of the Premises, or (ii) the determination by Tenant that the remaining Premises or Improvements thereon cannot economically and feasibly be used by Tenant, in the case of a partial Taking of such property. In such event, the portion of the condemnation award to which Landlord is entitled (i.e., the value of the remainder interest of Landlord in the Premises), shall be applied as a credit against the Option Price (determined as if no condemnation had occurred and with due regard for the remainder of the Term).

ARTICLE 11
Representations, Warranties and Special Covenants

        11.1    Landlord's Representations, Warranties and Special Covenants.    Landlord hereby represents, warrants and covenants as follows:

          (a)    Existence.    Landlord is a public corporation and instrumentality of the City.

          (b)    Authority.    Landlord has all requisite power and authority to own the Premises, to execute, deliver and perform its obligations under this Lease and, by proper action in accordance with all applicable law, has duly authorized the execution and delivery of this Lease and the performance of its obligations hereunder.

          (c)    Binding, Obligation.    This Lease is a valid and binding obligation of Landlord and is enforceable against Landlord in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rearrangement, moratorium, receivership, liquidation and similar laws affecting creditors rights or (b) general principles of equity.

          (d)    No Defaults.    The execution by Landlord of this Lease and the performance of its obligations hereunder (i) do not, as of the Commencement Date, result in a breach of any of the terms or provisions of, or constitute a default, or a condition which upon notice or lapse of time or both would ripen into a default, under Landlord's charter or any resolution, indenture, agreement, instrument or obligation to which Landlord is a party or by which the Premises or any portion thereof is bound; and (ii) do not constitute, a violation of any law, order, rule or regulation applicable to Landlord or any portion of the Premises of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Landlord or any portion of the Premises.

          (e)    Consents.    No permission, approval or consent by third parties or any other governmental authorities is required in order for Landlord to enter into this Lease, make the agreements herein contained or perform the obligations of Landlord hereunder, other than those which have been obtained and are in full force and effect. The board of directors of Landlord has duly approved the execution, delivery and performance by Landlord of this Lease.

          (f)    Quiet Enjoyment.    During the Term of this Lease and subject to the terms of this Lease, Tenant shall have the quiet enjoyment and peaceable possession of the Premises against hindrance or disturbance by Landlord or any Person acting by, through or under Landlord.

          (g)    Proceedings.    There are no actions, suits or proceedings pending or, to the knowledge of Landlord, threatened or asserted against Landlord or the City affecting Landlord or any portion of the Premises, at law or at equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than the Bankruptcy Case.

          (h)    Impositions.    Landlord has not received any notice of any condemnation actions, special assessment or increases in the assessed valuation of taxes or any Impositions of any nature which are pending or being contemplated with respect to the Premises or any portion thereof. The board of directors of Landlord has formally found (i) that the execution of this Lease and the operation of the Premises shall enhance the public benefit and welfare and, therefore, constitute a public purpose in that they increase employment opportunities, increase sales tax revenue, increase and promote tourism and enhance tourist amenities in the City, all of which constitute important public benefits to the City and, as a result, (ii) that the Land and Improvements accomplish the public purposes of the Act and other applicable law and are of the type that are and will be exempt from ad valorem taxation under the Constitution and laws of the State of Louisiana, for so long as

  Landlord owns and holds title to the Premises. Landlord shall never require Tenant to make any payment to any taxing authority in lieu of AV Taxes.

          (i)    Compliance with Laws.    Landlord has not received any notice of any violation of any ordinance, regulation, law or statute of any governmental agency pertaining to the Premises or any portion thereof.

          (j)    Encumbrances.    Landlord has good and marketable fee simple title to the Premises subject to no liens or security interests or other rights of third parties other than the SouthTrust Mortgage and City Mortgage, and Landlord has not placed or granted any liens or security interests against the Premises. There are no actions pending, to the knowledge of Landlord, which would result in the creation of any lien on any portion of the Premises, including, without limitation, water, sewage, street paving, electrical or power improvements which give rise to any lien, completed or in progress. Landlord shall not hereafter grant any liens or security interests on all or any portion of the Premises, or renew, extend, increase, restate, amend or otherwise modify the SouthTrust Mortgage or the City Mortgage, without Tenant's prior written consent, which may be withheld by Tenant in its sole and absolute discretion. Landlord and the City shall cause the City Mortgage to be fully released and discharged no later than August 1, 2017, and shall ensure that the City Mortgage is not foreclosed, and that no rights or remedies are enforced against Tenant or the Premises thereunder, except upon the occurrence and during the continuance of an Event of Default hereunder.

        11.2    Tenant's Representations, Warranties and Special Covenants.

        (a)    Existence.    Tenant is duly formed and validly existing under the laws of the state of its organization and is authorized to do business in the State of Louisiana.

        (b)    Authority.    Tenant has all requisite power and authority to own its property, operate its business, enter into this Lease and perform its obligations hereunder, and by proper action has duly authorized the execution and delivery of this Lease and the performance of its obligations hereunder.

        (c)    Binding Obligation.    This Lease is a valid and binding obligation of Tenant and is enforceable against Tenant in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rearrangement, moratorium, receivership, liquidation and similar laws affecting creditors rights or (b) general principles of equity.

        (d)    No Default.    The execution by Tenant of this Lease and the performance of its obligations hereunder do not, as of the Commencement Date, result in a breach of any of the terms or provisions of, or constitute a default or condition which upon notice or the lapse of time or both would ripen into default under, the organizational documents of Tenant or under any indenture, agreement, instrument or obligation to which Tenant is a party or is bound.

        (e)    Consents.    No permission, approval or consent by third parties or any other governmental authorities is required in order for Tenant to enter into this Lease, make the agreements herein contained or perform the obligations of Tenant hereunder, other than those which have been obtained and are in full force and effect.

        (f)    As-Is.    Tenant accepts the Premises in its "as-is" condition and agrees that no representations or warranties respecting the condition of the Premises have been made to Tenant by Landlord or its authorized representatives. TENANT HEREBY EXPRESSLY WAIVES ALL REPRESENTATIONS AND WARRANTIES ON THE PART OF LANDLORD, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE PREMISES, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES THAT THE PREMISES ARE FREE FROM DEFECTS OR DEFICIENCIES, WHETHER HIDDEN OR APPARENT, AND ALL WARRANTIES UNDER LA. CIV. CODE ARTS. 2692-2704 OR ANY OTHER PROVISION OF LOUISIANA LAW.

        (g)    Tenant to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted.    Tenant agrees that during the Term it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that Tenant may, without violating this section, consolidate with or merge into another corporation, or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, provided the surviving, resulting or transferee corporation, as the case may be, (i) is a corporation organized and fully existing under the laws of one of the states of the United States of America; (ii) has a net worth immediately after such action not less of that of Tenant immediately prior to such action and (iii) irrevocably and unconditionally assumes by means of an instrument in writing all of the obligations of Tenant herein.

        (h)    Qualification To Do Business.    Tenant warrants that it is and throughout the Term it will continue to be duly qualified to do business in the State of Louisiana.

ARTICLE 12
Miscellaneous

        12.1    Inspection.    Tenant shall permit Landlord, the City and their agents, upon reasonable prior written notice, to enter into and upon the Premises during normal business hours not more than once each calendar quarter (unless there is evidence of wrongdoing, in which case there shall be no limit on the frequency of inspections) for the purpose of inspecting the same, on the condition that Tenant's and Tenant's tenants' and invitees' quiet enjoyment of the same is not interfered with.

        12.2    Estoppel Certificates.    Tenant and Landlord shall, at any time and from time to time upon not less than ten (10) days' prior written request by the other Party, execute, acknowledge and deliver to Landlord or Tenant, as the case may be, a statement in writing certifying (a) its ownership of the interest of Landlord or Tenant hereunder, as the case may be, (b) that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified and stating the modifications), (c) the dates to which the Rent and any other charges have been paid, and (d) that, to the best knowledge of Landlord or Tenant, as the case may be, no default (whether an Event of Default or otherwise) hereunder on the part of the other Party exists (except that if any such default does exist, the certifying Party shall specify such default).

        12.3    Notices.    All notices, demands, payments and other communications required to be given or made hereunder shall be in writing and shall be duly given if delivered by hand, messenger, telecopy or reputable overnight courier or if mailed by certified or registered mail, first class postage prepaid, and shall be effectively received upon the date of such delivery against acknowledgment of receipt or, in the case of telecopy, upon sender's confirmation of delivery if before 2:00 p.m. (Central time) on a

Business Day and otherwise on the next Business Day, to the respective parties hereto at the addresses set forth below, or to such other address furnished in writing to the other Party.

If to Tenant:	SFJ Management Inc. c/o Six Flags, Inc. 122 East 42nd Street New York, New York 10168 Attention: James F. Dannhauser Telecopy: (212) 949-6203
With a copy to:	Weil, Gotshal & Manges LLP 100 Crescent Court, Suite 1300 Dallas, Texas 75201 Attention: Glenn D. West Telephone: (214) 746-7700 Fax: (214) 746-7777
If to Landlord:	The Industrial Development Board of the City of New Orleans, Louisiana, Inc. 1515 Poydras St., 12th Floor New Orleans, LA 70112 Attention: Secretary Treasurer Telecopy: (504) 565-8130
If to Landlord or Tenant:
A copy to:	City Attorney City Hall 1300 Perdido St., Room 5E01 New Orleans, LA 70112 Telecopy: (504)565-6207
And to:	Mayor's Executive Assistant for Economic Development 1515 Poydras St., Suite 1200 New Orleans, LA 70112 Telecopy: (504)565-8108

        12.4    Successors and Assigns.    Except as expressly provided in Article 7 above, this Lease may not be assigned by a Party without the prior written consent of the other Party, whose consent may be withheld in its sole and absolute discretion. Subject to the foregoing, this Lease shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

        12.5    Amendment.    Neither this Lease nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Parties. No waiver of any breach of this Lease shall be construed as an implied amendment or agreement to amend any provision of this Lease.

        12.6    Headings and Subheadings.    The headings of the articles, sections, paragraphs and subparagraphs of this Lease are for convenience or reference only and in no way define, limit, extend or describe the scope of this Lease or the intent of any provisions hereof.

        12.7    Unavoidable Default and Delays.    After the date of execution of this Lease, the time within which any Party to this Lease shall be required to perform any act under this Lease shall be extended by a period of time equal to the number of days during which performance of such act is delayed by casualty, damage, strikes or lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor, reason of priority or similar regulations or order of any governmental or regulatory body, failure of government agencies to act, acts of war or terrorism, civil disturbance, fire, flood, hurricane, unavoidable casualties or any other cause beyond the reasonable control of the Party seeking the extension. The provisions of this Section 12.7shall not operate to excuse either Party from prompt payment of Rent or any other payments required by the terms of this Lease.

        12.8    Severability.    In the event one or more of the terms or provisions of this Lease or the application thereof to any Party or circumstances shall, to any extent, be held invalid, illegal or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

        12.9    Governing Law.    THIS LEASE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE HERETO AND THE LAWS OF THE STATE OF LOUISIANA APPLICABLE TO A LEASE EXECUTED, DELIVERED AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

        12.10    Relationship of Parties.    Nothing contained herein shall be deemed or construed by the Parties hereto or by any third party as creating the relationship of principal and agent, partnership, joint venture or any association between the Parties hereto, it being understood and agreed that none of the provisions contained herein or any acts of the Parties in the performance of their respective obligations hereunder shall be deemed to create any relationship between the Parties hereto other than the relationship of landlord and tenant. It is understood and agreed that this Lease does not create a joint enterprise, nor does it appoint either Party as an agent of the other for any purpose whatsoever. Neither Party shall in any way assume any of the liability of the other for acts of the other or obligations of the other. Each Party shall be responsible for any and all suits, demands, costs or actions proximately resulting from its own individual acts or omissions.

        12.11    Landlord's Lien Waiver.    Landlord hereby waives all landlord's liens and privileges that Landlord might hold, statutory or otherwise, to the Tower Ride (unless Tenant acquires full ownership of it, in which event it shall immediately and automatically become part of the Premises as herein provided) or any of Tenant's (or any Subtenant's) furniture, inventory, goods, office supplies or office equipment now or hereafter placed on the Land. At any time during the Term, the Tower Ride (unless it becomes part of the Premises as herein provided) and such furniture, inventory, goods, office supplies and office equipment may be removed from the Land, without notice to or the consent of Landlord.

        12.12    Non-Waiver.    No Party shall have or be deemed to have waived any default under this Lease by the other Party unless such waiver is embodied in a document signed by the waiving Party that describes the default that is being waived. Further, no Party shall be deemed to have waived its rights to pursue any remedies under this Lease, unless such waiver is embodied in a document signed by such Party that describes any such remedy that is being waived. Waiver of any default hereunder shall be limited to the particular default so waived and shall not be deemed to waive any other default hereunder.

        12.13    Obligations to Defend Validity of Lease.    If litigation is filed by a third party against Tenant or Landlord in an effort to enjoin either Party's performance of this Lease, the Parties hereto who are named as parties in such action shall take all commercially reasonable steps to support and defend the validity and enforceability of this Lease. Either Party may intervene in any such matter in which the other Party hereto has been named as a defendant. Tenant shall be responsible for its attorneys' fees and costs of litigation, as well as the reasonable attorneys' fees and reasonable costs of litigation of Landlord.

        12.14    Survival.    Upon the expiration or sooner termination of this Lease, neither Party shall have any further obligation or liability to the other, except as otherwise expressly provided in this Lease and except for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or termination; and in any event any liability for a payment that shall have accrued with respect to any period ending at the time of expiration or termination of this Lease shall survive such expiration or termination. Anything to the contrary notwithstanding, the Parties' respective default and indemnification obligations hereunder will survive the expiration or sooner termination of this Lease.

        12.15    Net Lease.    This Lease shall be deemed and construed to be a "net lease," and Tenant shall pay absolutely net during the Term the Rent and all other payments required hereunder, without any deduction, abatement, diminution or set-off other than the rent credits described in Sections 2.1 and 2.4, the rent credit described in Section 3.3 (to the extent applicable), the Rent Credit (to the extent applicable), and as otherwise expressly provided herein.

        12.16    Entire Agreement.    This Lease (including the Exhibits attached hereto) and the other documents delivered pursuant to this Lease or referenced herein constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. There are no representations, promises or agreements of Landlord or Tenant regarding the subject matter of this Lease not contained in this Lease, the Exhibits attached hereto or the other documents delivered pursuant to this Lease or referenced herein.

        12.17    Counterparts.    This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        12.18    Memorandum.    Landlord agrees that, at any time on request of Tenant, it will execute a memorandum or extract of lease (a "Memorandum of Lease") reflecting the Term, the Option and the right of first refusal set forth herein and containing such other terms as Tenant may desire, and at Tenant's option and expense, Tenant shall be permitted to record the Memorandum of Lease in the Conveyance Office of Orleans Parish.

        12.19    Subordination to Mortgage on the Fee.

        (a) This Lease is subject and subordinate to the SouthTrust Mortgage and to all renewals, modifications, consolidations, replacements, and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee. In confirmation of such subordination, however, Tenant shall, at Landlord's request, execute promptly any certificate or instrument evidencing such subordination that Landlord may request. In the event of the enforcement by the trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such mortgage or deed of trust, Tenant will, upon request of any Person succeeding to the interest of Landlord as a result of such enforcement, automatically become the tenant of such successor-in-interest without change in the terms or other provisions of this Lease. Upon request by such successor-in-interest, Tenant shall execute and deliver an instrument or instruments confirming the attornment provided for herein. Nothing in this section shall operate as a waiver by Tenant of its rights under Sections 3.3 and 7.3.

        (b) Any provisions relating to subordination of this Lease to any mortgage or deed of trust that may hereafter be placed upon the Land are expressly conditioned upon Landlord's delivery to Tenant from the holder of such deed of trust or mortgage of a Nondisturbance Agreement in form reasonably acceptable to Tenant, providing in substance that the holder of such deed of trust or mortgage agrees that so long as Tenant is not in default hereunder, after the expiration of all applicable notice, cure and grace periods, and this Lease has not been terminated by reason of such uncured default, that Tenant's leasehold estate, use, possession, tenancy, and occupancy hereunder (and all rights under Article 8 of any Leasehold Mortgagee) shall remain undisturbed and shall survive any action taken pursuant to the instrument to which this Lease is subordinated. Upon request by such holder of such deed of trust or mortgage, Tenant shall execute and deliver an instrument or instruments confirming the subordination and nondisturbance agreement provided for herein. Contemporaneously with the execution of this Lease, and as a condition to its effectiveness, Landlord and Tenant shall enter into Nondisturbance Agreements with SouthTrust Bank and the City. The City Nondisturbance Agreement shall be substantially in the form of Exhibit C hereto.

        (c) Neither Landlord nor Tenant will agree to any amendment, modification or recapitalization of the indebtedness secured by the SouthTrust Mortgage that causes the then-outstanding principal balance of such indebtedness to exceed $13 million, as reduced from time to time by payments thereon. In addition, (i) neither Landlord nor Tenant shall renew or extend the SouthTrust Mortgage, or (ii) restate, amend or modify the SouthTrust Mortgage in a manner that materially adversely affects the City. Tenant shall cause the SouthTrust Mortgage to be fully released and discharged no later than August 1, 2007, and shall ensure that the maturity of the indebtedness secured by the SouthTrust Mortgage is not accelerated by the holder of such indebtedness, and that no rights or remedies are enforced against the Premises under the SouthTrust Mortgage.

        12.20    Holdover.    Any holding over after the expiration or earlier termination of this Lease shall create a month-to-month tenancy at a rental rate for the holdover period equal to the rental rate in effect during the immediately preceding Lease Year, and shall otherwise be on the same terms and conditions as specified in this Lease.

        12.21    Signs.    Subject to compliance with all applicable laws, Tenant shall have the right, at its sole cost and expense, to install, maintain and replace on the Premises such signs as Tenant shall desire in its sole and absolute discretion. Tenant shall, at its sole cost and expense, obtain any and all applicable governmental permits and licenses for the installation, maintenance and replacement of such signs. To the extent necessary, Landlord covenants and agrees to cooperate with Tenant in its efforts to obtain the applicable governmental permits and licenses, for the installation, maintenance and replacement of such signs.

        12.22    No Third Party Beneficiaries.    Subject to the rights of Landlord Indemnified Parties under Section 6.4 and Tenant Indemnified Parties under Section 6.5, and the rights of the Trustee and holders of the Notes under Section 9.2(f), there are not and shall not be any third party beneficiaries of this Lease other than the City.

        12.23    Guaranty.    This Lease is guaranteed by that guaranty of even date herewith (the "Guaranty") executed by Six Flags, Inc. ("Guarantor"). Tenant agrees that during the Term Tenant shall furnish to the City a copy of Guarantor's annual report on Form 10-K, as required to be filed with the Securities and Exchange Commission, as of the end of each fiscal year of the Guarantor, within ninety (90) days after the end thereof.

        12.24    Attorneys' Fees.    Should either Party to this Lease or the City engage the services of attorneys or institute legal proceedings to enforce its rights or remedies under this Lease, the prevailing party to such dispute or proceedings shall be entitled to recover its reasonable attorneys' fees and similar costs incurred in connection with the resolution of such dispute or the institution, prosecution or defense in such proceedings from the other parties thereto. Subject to Section 2.1 hereof and other applicable provisions hereof, Tenant agrees to reimburse the Trustee and Landlord for the reasonable attorneys' fees and expenses incurred by the Trustee and Landlord in connection with the preparation and negotiation of the Indenture and this Lease. Landlord is not required to institute any legal proceeding with respect to this Lease. Tenant, the Trustee and the City may from time to time institute legal proceedings in the name of Landlord to protect their rights hereunder.

        12.25    Principles of Construction.    All references to Sections and Exhibits are to Sections and Exhibits in or to this Lease unless otherwise specified. Any reference to "this Section" in this Lease shall mean the Section in which such reference appears, and shall also be deemed refer to the subsections contained in such Section. Unless otherwise specified, the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Lease, shall refer to this Lease as a whole and not to any particular provision of this Lease. The words "includes", "including" and similar terms shall be construed as if followed by the words "without limitation." Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Definitions contained in this Lease which identify documents, including this Lease, shall be deemed to include all amendments thereto. Landlord acknowledges and agrees that this Lease shall not be construed more strictly against Tenant because Tenant or its legal counsel was the primary draftsperson of this Lease. Any inconsistencies or ambiguities in this Lease shall be construed, interpreted and resolved so as to benefit Tenant, and Tenant's election of which interpretation or construction is for Tenant's benefit shall govern.

        12.26    Limitation on Liability.    The liability of Tenant for any default under this Lease shall be limited to the assets owned by Tenant in its capacity as a Delaware corporation, and under no circumstances shall any shareholder (other than Guarantor pursuant to the Guaranty), director, officer, employee or agent of Tenant have any personal liability with respect to this Lease, nor shall Landlord have any resort to any personal assets owned by any such person. Notwithstanding anything in this Lease to the contrary, (a) Landlord hereby waives any consequential damages, compensation or claims for inconvenience, loss of business, as a result of any injury or damage, unless caused by the fraud or gross negligence of Tenant, (b) Tenant hereby waives any consequential damages, compensation or claims for inconvenience, loss of business, rents or profits as a result of any injury or damage, unless caused by the fraud or gross negligence of Landlord or the City, and (c) Tenant agrees that, in any event, neither City nor Landlord shall have personal liability with respect to this Lease beyond the amounts received by Landlord from Tenant that are not required to be paid as debt service on the Note or any other promissory note issued by Landlord from time to time in accordance with the Indenture, and that Landlord will not pay any amounts required hereunder from other sources and shall have no obligation to pay for any costs or fees associated with the negotiation or preparation of this Lease or the Indenture.

        12.27    Reasonableness Standard.    Except as expressly stated herein, whenever any provision of this Lease requires that the consent or approval of one party be obtained prior to the taking of any action by or on behalf of the other party, then such consent or approval by the party required to give same shall not be unreasonably withheld or delayed. Further, it shall be deemed, prima facie, unreasonable for one party to condition its consent or approval upon the agreement of the other party to increase the economic benefits to which the party whose consent is required would otherwise be entitled.

        12.28    References to Note Ineffective After Paid.    Upon payment in full of the Note and all other promissory notes issued by Landlord from time to time in accordance with the Indenture (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees, charges and expenses of the City, Trustee and Landlord in accordance with the Indenture, all references in this Lease to the Note and the City shall be ineffective and neither the City nor any other Noteholder shall thereafter have any rights hereunder, save and except those that shall have theretofore vested.

        12.29    Amounts Remaining in the Note Fund.    It is agreed by the Parties that any amounts remaining in the Note Fund upon expiration or sooner termination of this Lease, after payment in full of the Note and all other promissory notes issued by Landlord from time to time in accordance with the Indenture (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees, charges and expenses of the City, Trustee and Landlord in accordance with the Indenture, shall belong and be promptly paid to Tenant by the City as an overpayment of Rent.

ARTICLE 13
Option to Purchase

        13.1    Grant of Option.    Landlord hereby grants to Tenant for the period and at the price and on the terms and conditions herein set forth, the exclusive and irrevocable option to purchase the Premises (the "Option"). Tenant may exercise the Option at any time after December 31, 2017, by giving Landlord written notice of Tenant's election to so exercise the Option. Tenant may also exercise the Option after the occurrence of a Taking or major casualty, as provided in Sections 5.5 and 10.8 above. The Option may not be exercised if an Event of Default on the part of Tenant has occurred and is then continuing. If the Option is exercised, the purchase price to be paid by Tenant to Landlord for the Premises (the "Option Price") will equal its fair market value, as encumbered by this Lease but not by the SouthTrust Mortgage or the City Mortgage or any other deed of trust lien or mortgage (the "Fair Value"). The fair market value of any amusement rides or attractions removed from the Premises by Tenant within the five-year period immediately before Tenant's exercise of the Option, and not replaced by Tenant with amusement rides or attractions of comparable quality and value before Tenant's exercise of the Option, shall be taken into consideration for purposes of determining the Fair Value of the Premises.

        13.2    Determination of Fair Value.    Prior to exercising the Option, Tenant will give Landlord and the City written notice of Tenant's determination of the Fair Value of the Premises. If Landlord or the City shall, by notice given to Tenant within ten (10) Business Days of its receipt of Tenant's determination notice, disagree with the value determined by Tenant, then Landlord, the City and Tenant shall attempt to agree upon the Fair Value of the Premises. If such agreement is not reached within thirty (30) Business Days following notice by Landlord or the City to Tenant, then Landlord (on behalf of itself and the City) and Tenant shall jointly select an Appraiser who shall determine the Fair Value of the Premises and such determination shall be binding on the Parties and the City. If Landlord and Tenant cannot agree upon an Appraiser within ten (10) Business Days following such notice to Tenant, each of Landlord and Tenant shall select an Appraiser within ten (10) Business Days after the end of such ten (10) Business Day period and such two Appraisers shall select a third Appraiser who shall independently determine the Fair Value of the Premises, and such determination shall be binding on the Parties. If the two Appraisers so selected have not agreed on the third Appraiser within such 10-day period, then either Party, on behalf of both, may apply to the AAA for appointment of the Appraiser, or, if the AAA shall not then exist or shall fail, refuse or be unable to act such that the Appraiser is not appointed by the AAA within thirty (30) days after application therefor, then either Party may apply to the presiding Judge of the Court for the appointment of the Appraiser and the other Party shall not (and the City shall not) raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment (it being agreed that if any Appraiser appointed hereunder shall be unwilling or unable, for any reason, to serve, or continue to serve, a replacement appraiser shall be appointed in the same manner as the original Appraiser. The Appraiser (selected by the Parties, their designated Appraisers, the AAA or the Court) shall independently determine the Fair Value of the Premises and such determination shall be conclusive and binding on the Parties and the City, shall constitute an "award" by the Appraiser within the meaning of the AAA rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction. The Parties shall bear equally the expenses of all the Appraisers, if any. Once the Fair Value of the Premises has been finally determined in accordance with this section, Tenant shall have a reasonable opportunity (in any case not less than sixty (60) days) to decide whether or not to exercise the Option. A determination of the Fair Value of the Premises by Landlord and Tenant pursuant to this section shall not obligate or bind Tenant to exercise the Option. As between Landlord and the City,

Landlord agrees not to make any decision or take any action under this Section 13.2 without the City's consent and approval.

        13.3    Option Price Credits.    The Option Price shall be paid to Landlord by Tenant in cash or other immediately available funds at the closing of the sale of the Premises by Landlord to Tenant (the "Closing"), subject to all credits provided for herein, including the credits provided in Sections 2.5, 3.3, 9.3 and 10.8 above.

        13.4    Documents Provided to Tenant.    Landlord agrees to deliver to Tenant within thirty (30) days after its exercise of the Option, copies of any and all instruments relating to or affecting the Premises, and any and all instruments securing payment of the same which are not in the possession of Tenant. If Landlord fails to supply true, correct and complete copies of all documents required by this Section 13.4 within such 30-day period, Tenant may either (1) extend the time for which Landlord is to furnish such documents; or (2) revoke its exercise of the Option. If Tenant elects to extend the time for delivery of any such document, Tenant may exercise either election mentioned in the preceding sentence if Landlord fails to provide any such document within the time permitted by such extension. Within fifteen (15) days after the date Landlord has furnished Tenant all documents and information required in this Section 13.4, Tenant may, in its reasonable discretion, by notice to Landlord, disapprove of any of such documents to which Tenant has not previously expressly consented, and in such event, Landlord shall use its best efforts to correct any matter objected to by Tenant, but shall not be required to incur unreasonable costs to do so. If Landlord fails to correct any such matter objected to, Tenant may revoke its exercise of the Option.

        13.5    Survey.    Within thirty (30) days after Tenant's exercise of the Option, Landlord shall, at Tenant's expense, obtain and furnish to Tenant and a title company approved by Tenant (the "Title Company"), a staked-on-the-ground survey satisfactory to Tenant certified by an independent licensed surveyor of the immovable property aspects of the Premises (herein the "Survey") which shall be satisfactory to Tenant and the Title Company and sufficient to the Title Company to issue to Tenant the Title Policy (as herein defined) with the standard printed exception for survey matters deleted. The Survey may be an updated and recertified survey of the immovable property aspects of the Premises satisfactory to Tenant. The Survey shall include, without limitation: (a) the legal description of such immovable property, and all appurtenant servitudes; (b) the exact location and (by courses and distances) the exact dimensions of such immovable property and surface and subsurface structures and improvements on such immovable property and all servitudes, appurtenances and other like items, if any, relating thereto; (c) the exact location and identity of all lot lines and contiguous streets and curbs as well as measurements to the nearest intersection or other adequate checkpoint, all means of access to such immovable property (across publicly dedicated streets or otherwise) and all utility wires, pipes and other conduits or servitudes relating to such immovable property; (d) no encroachments by any structures or improvements onto adjoining property or onto such immovable property or onto any servitudes as the case may be (except such encroachments as shall be approved or have been expressly approved by Tenant); (e) plat of all title exceptions listed in the Title Commitment (as herein defined) or confirmation that such exceptions do not apply to the Premises; and (f) no other state of facts that would render title to such immovable property in Tenant's opinion objectionable. Within fifteen (15) days after the receipt of the last of the Survey, the Title Commitment, and true and accurate copies of all attendant documents thereto, Tenant shall have the right to disapprove of such Survey in form or substance and to revoke its exercise of the Option.

        13.6    Title Commitment.    Within thirty (30) days after Tenant's exercise of the Option, Landlord shall, at Tenant's expense, obtain and furnish to Tenant a current commitment for title insurance ("Title Commitment") issued by the Title Company showing the status of title to the immovable property aspects of the Premises and all exceptions, including liens, servitudes, restrictions, rights-of-way, covenants, reservations, and other conditions, if any, affecting such immovable property that would appear in an owner's policy of title insurance (the "Title Policy"), if issued, together with accurate copies of same, and committing to issue at the Closing such Title Policy to Tenant in the full amount of the Option Price.

        13.7    Title Exceptions.    If the Survey or the Title Commitment show exceptions to title or matters affecting the immovable property aspects of the Premises which are objectionable to Tenant (other than those expressly consented to or waived by Tenant in writing and the standard printed exceptions, which shall be modified in the Title Policy as specified in Section 13.11(b)), Tenant shall, within fifteen (15) days after its receipt of the last of the Survey, the Title Commitment, and true and accurate copies of all documents attendant thereto, deliver to Landlord written objections thereto. Landlord shall have fifteen (15) days after the date of delivery by Tenant to Landlord of such objections to cure such defects and to present a revised Survey and a revised Title Commitment on the basis of which the Closing may occur as provided herein, and the Closing shall be extended to such extent as may be necessary for Landlord to cure such defects (but not more than fifteen (15) days unless Tenant agrees otherwise). Landlord shall use commercially reasonable efforts and all due diligence to cure such defects, but shall not be required to incur unreasonable costs to do so. If such defects have not been cured within such fifteen (15) day period, Tenant may (a) extend the time for Landlord to cure such defects, (b) undertake the cure of such defects on behalf and in the name of Landlord but at Tenant's expense, or (c) revoke its exercise of the Option. If requested by Tenant, Landlord covenants and agrees to execute a separate power of attorney in recordable form pursuant to which Landlord shall grant Tenant the power to act for Landlord as set forth above. All title exceptions at any time expressly consented to or waived in writing by Tenant, together with the standard printed exceptions to the Title Policy as modified as specified in Section 13.11(b), shall constitute the "Permitted Encumbrances." Landlord agrees that neither the SouthTrust Mortgage nor the City Mortgage nor any other deed of trust lien or mortgage now or hereafter encumbering its fee title to the Premises shall constitute a Permitted Encumbrance, and Landlord will cause all such mortgages and deed of trust liens to be fully discharged and released at or before the Closing.

        13.8    Title Representations and Warranties by Landlord.    Landlord represents, warrants and covenants to Tenant now and at the time of Closing as follows:

          (a) Landlord shall have the right, title and power to convey good and marketable fee simple title to Tenant of the Premises, free and clear of all encumbrances other than the Permitted Encumbrances.

          (b) Prior to the Closing, Landlord shall not create or permit to be created any servitudes, covenants, conditions or restrictions affecting any portion of the Premises without the prior written consent of Tenant.

          (c) Except as otherwise expressly provided herein, the sale of the Premises by Landlord to Tenant hereunder is without representation or warranty of any kind, either express or implied, as to the condition of the Premises, and the Premises conveyed to Tenant pursuant to this Lease, if closed, shall be transferred, sold and conveyed strictly on an "as is" basis.

          (d) Tenant may rely and has relied on the representations, warranties and covenants of Landlord contained in this Lease, each being a material inducement to Tenant to enter into this Lease and to close its purchase of the Premises.

          (e) All the representations, warranties, covenants of Landlord contained in this Section 13.8 shall survive the Closing.

        13.9    Closing Date.    The Closing shall be at the Title Company on the later of the sixtieth (60th) day after the date Tenant delivers its notice of exercise to Landlord, or if Landlord has not performed all of its obligations contained herein or if Tenant has extended any time periods for such performance, on such date as may be directed by Tenant no later than thirty (30) days after Landlord has performed all of its obligations contained herein (the "Closing Date"). Tenant shall not be obligated to close its purchase of the Premises unless Landlord timely performs each and all of its obligations hereunder, provided Tenant may at any time waive performance of any one or more of Landlord's obligation and close such purchase.

        13.10    Tenant's Obligation at Closing.    At the Closing, Tenant shall wire transfer the Option Price (subject to applicable credits) to an escrow account at the Title Company, together with such documents or information as Landlord or the Title Company may reasonably require in order to consummate the purchase and sale transaction contemplated hereby.

        13.11    Landlord's Obligation at Closing.    At Closing, Landlord, at Tenant's sole cost and expense, shall deliver or cause to be delivered to Tenant the following:

          (a) An Act of Sale (the "Act of Sale"), in form and substance satisfactory to Tenant, fully executed and acknowledged by Landlord, conveying to Tenant the Premises, subject only to the Permitted Encumbrances.

          (b) The Title Policy, issued by the Title Company, in the full amount of the Option Price, showing Tenant as owner of the immovable property aspects of the Premises and insuring Tenant's good and marketable fee simple title to such immovable property, subject only to the Permitted Encumbrances; provided, however, that (i) all standard printed exceptions (other than the exception as to liens for assessments and taxes) shall be deleted and (ii) the exception as to liens for assessments and taxes shall be limited to the year following Closing, and Landlord shall furnish Tenant with tax certificates reflecting no assessments or taxes being currently due and payable against the Premises.

          (c) A special warranty Bill of Sale in form and substance acceptable to Tenant conveying to Tenant all remaining portions of the Premises not conveyed to Tenant by the Act of Sale.

          (d) Evidence satisfactory to Tenant and the Title Company that Landlord and its representatives have the authority to convey, assign and transfer the Premises.

          (e) Exclusive possession of all the Premises, subject only to the Permitted Encumbrances.

          (f) Such other documents or information as Tenant or the Title Company reasonably require in order to consummate the transactions contemplated hereby.

        13.12    Closing Costs.    All Closing costs shall be paid by Tenant, including the reasonable legal expenses of Landlord and City, if applicable.

        13.13    Casualty or Condemnation.    If any damage by fire or other casualty occurs to the Premises after the date that Tenant exercises the Option but before the Closing Date, or if any proceeding or threat of proceeding in condemnation or eminent domain is initiated against the Premises after the date that Tenant exercises the Option but before the Closing Date, such casualty loss or condemnation shall be governed by the other terms of this Lease; provided that Landlord shall give immediate notice thereof to Tenant and Tenant may revoke its exercise of the Option.

        13.14    Revocation by Tenant.    In addition to the rights of revocation herein granted upon the occurrence of specified events, Tenant shall have a general right to revoke its exercise of the Option pursuant to this Article 13 at any time prior to the Closing, without cause, by giving written notice of revocation to Landlord. If Tenant revokes its exercise of the Option pursuant to this general right of revocation, Tenant shall pay to Landlord an amount equal to two (2) times all expenses reasonably incurred by Landlord in connection with such exercise. Tenant shall not have any further liability or obligation to Landlord under this Article 13 if Tenant revokes its exercise of the Option pursuant to any right herein granted. If Tenant's exercise of the Option is revoked pursuant to a right herein granted, the Option shall be automatically reinstated and Tenant may again exercise the Option at a later date in accordance with this Article 13.

        13.15    Landlord's Default.    If Landlord defaults in timely and strictly performing any of Landlord's obligations under the terms of this Article 13 for any reason, other than Tenant's default,

Tenant may revoke its exercise of the Option, enforce specific performance of this Article 13, or enforce any and all rights and remedies available at law or in equity against Landlord.

        13.16    Tenant's Default.    If Tenant has not revoked its exercise of the Option pursuant to a right herein granted, and fails to pay the Option Price (subject to applicable credits) at the Closing, the Option shall automatically terminate, Tenant shall pay all expenses reasonably incurred by Landlord in connection with the Closing, and Landlord and Tenant shall have no further obligation or liability to each other under this Article 13.

        13.17    No Assumption Of Liabilities.    Tenant is not and shall not be deemed to be a successor of Landlord, it being understood that, if the transaction contemplated by this Article 13 is closed, at the Closing Tenant will acquire the Premises only, pursuant to the terms of this Article 13, and it is expressly understood and agreed that Tenant has not and does not hereby assume or agree to assume any liability whatsoever of Landlord, nor does Tenant assume or agree to assume any obligation of Landlord under, any contract, agreement, indenture or any other document to which Landlord is a party or by which Landlord is or may be bound or that in any manner affects the Premises or any part thereof, except as may be provided in the Permitted Encumbrances or otherwise expressly agreed to by Tenant in writing, and Landlord agrees to defend, hold harmless and indemnify Tenant with respect to any such liability or obligation, which shall survive Closing.

ARTICLE 14
Right of First Refusal

        14.1    Definitions.    The following terms shall have meaning set forth in this Article 14:

          (a)    Exempt Sale.    The sale, exchange, conveyance or transfer of the Premises to HUD, the City, or an instrumentality thereof.

          (b)    First Refusal Term.    The period commencing on December 31, 2077 and ending June 30, 2078 (subject to extension as herein set forth).

          (c)    Property Transfer.    The sale, exchange, conveyance or transfer of all or any portion of the Premises, other than in an Exempt Sale, by Landlord.

          (d)    Sale Agreement.    A written agreement for a Property Transfer, between Landlord or the City, as seller, and a third party as purchaser.

          (e)    Subject Property.    The portion of the Premises that is subject to the Term Sheet or Sale Agreement.

          (f)    Term Sheet.    A binding or non-binding term sheet, letter of intent or other statement in writing signed by the proposed purchaser and setting forth the principal terms of a Property Transfer, in sufficient detail to ascertain the net present value of the transaction, which has been certified by Landlord as true and complete.

        14.2    Grant of Right of First Refusal.    Landlord hereby grants to Tenant the exclusive and irrevocable right of first refusal ("Right of First Refusal"), exercisable during the First Refusal Term, if Landlord proposes to effect a Property Transfer, to purchase the Subject Property included in any Sale Agreement or Term Sheet at the price and on the terms set forth in the Sale Agreement or Term Sheet. Landlord shall deliver a copy of such Sale Agreement or Term Sheet, certified by Landlord as being true and correct, to Tenant promptly after execution thereof. Tenant shall have such Right of First Refusal for thirty (30) calendar days after receipt of a copy of such Sale Agreement or Term Sheet, after which, if not exercised by Tenant, the Right of First Refusal shall terminate as to such Sale Agreement or Term Sheet; provided, however, that the Right of First Refusal shall not terminate and the First Refusal Term shall be extended, as provided below, if (a) Landlord (or the City) amends the Sale Agreement or issues a revised Term Sheet, that reduces the purchase price for the Subject Property by more than five percent (5%), changes the payment terms, extends the time for closing, or makes any other material changes in the terms of the transaction described in the previously submitted Sale Agreement or Term Sheet, or (b) Landlord enters into a Sale Agreement with a purchaser not identified in the Term Sheet, or (c) the Sale Agreement is assigned by the original purchaser to an unaffiliated third party. Landlord must give Tenant written notice of the event described in the preceding sentence and Tenant shall have thirty (30) calendar days after receipt of such notice and copies of all documentation with respect thereto requested by Tenant in which to exercise the Right of First Refusal (and the First Refusal Term shall be extended through the end of such 30-day period). If the sale contemplated by any Sale Agreement or Term Sheet fails to close within three (3) months of the date thereof, Landlord shall be required again to comply with the provisions of this Article 14 before selling the Subject Property. If Tenant does exercise the Right of First Refusal, Tenant's acquisition of the Subject Property shall be on terms no less favorable to Tenant than those set forth in the Sale Agreement or Term Sheet; provided that if the Sale Agreement or Term Sheet includes any non-cash consideration, Tenant may pay cash equal to the fair market value of such non-cash consideration in lieu of such non-cash consideration, and in any event the closing shall take place at the Title Company. Landlord and Tenant agree that sale terms not included in the Term Sheet must be commercially reasonable.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Lease as of the date first set forth above.

LANDLORD
INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF NEW ORLEANS, LOUISIANA, INC., a public corporation and instrumentality of the City of New Orleans, Louisiana
By:
Name: Title:
TENANT
SFJ MANAGEMENT INC., a Delaware corporation
By:
Name: James F. Dannhauser Title: Chief Financial Officer, Vice President, Treasurer and Assistant Secretary

        The City hereby intervenes in this Lease and takes cognizance of and approves the terms and conditions hereof, agreeing to be bound by the specific provisions of Sections 2.5, 2.10, 3.2, 3.3, 4.4, 6.5, 11.1(j) and 13.2.

CITY OF NEW ORLEANS
By:
Name: C. Ray Nagin, Title: Mayor

STATE OF LOUISIANA	§

PARISH OF	§

        On this              day of                         , 2002, before me, the undersigned Notary Public duly commissioned and qualified, personally appeared                                      ("Appearer"), to me known (or satisfactorily proven) to be the person described in and who executed the foregoing instrument as the                                      of the Industrial Development Board of the City of New Orleans, Louisiana, Inc., who acknowledged that Appearer executed the foregoing instrument by authority of said corporation's Board of Directors on behalf of and as the free act and deed of said corporation.

        IN WITNESS WHEREOF, Appearer has signed this acknowledgment in the presence of the two undersigned witnesses and me, Notary, on the day and in the month and year hereinabove first written.

WITNESSES:	APPEARER

Notary Public

My Commission Expires:
STATE OF LOUISIANA	§

PARISH OF	§

        On this              day of                         , 2002, before me, the undersigned Notary Public duly commissioned and qualified, personally appeared                                      ("Appearer"), to me known (or satisfactorily proven) to be the person described in and who executed the foregoing instrument as the                                      of SFJ Management Inc., who acknowledged that Appearer executed the foregoing instrument by authority of said corporation's Board of Directors on behalf of and as the free act and deed of said corporation.

        IN WITNESS WHEREOF, Appearer has signed this acknowledgment in the presence of the two undersigned witnesses and me, Notary, on the day and in the month and year hereinabove first written.

WITNESSES:	APPEARER

Notary Public

My Commission Expires:

STATE OF LOUISIANA	§

PARISH OF	§

        On this              day of                         , before me, the undersigned Notary Public duly commissioned and qualified, personally appeared C. Ray Nagin ("Appearer"), to me known (or satisfactorily proven) to be the person described in and who executed the foregoing instrument as the Mayor of the City of New Orleans, who acknowledged that Appearer executed the foregoing instrument by authority of                                      on behalf of and as the free act and deed of the City of New Orleans.

        IN WITNESS WHEREOF, Appearer has signed this acknowledgment in the presence of the two undersigned witnesses and me, Notary, on the day and in the month and year hereinabove first written.

WITNESSES:	APPEARER

Notary Public

My Commission Expires:

Exhibit A

Legal Description of Land

LEGAL DESCRIPTION: LOT JZL

        A CERTAIN PARCEL OF LAND together with all improvements thereon, and all of the rights, ways, privileges, servitudes, appurtenances, and advantages thereunto belonging or in otherwise appertaining, situated in Township 11 South, Range 13 East, Sections 1, 30 and 31 in the THIRD DISTRICT of the City of New Orleans, State of Louisiana which said JZL was created pursuant to resubdivision of portions of Lots EX, J2, ENT-1 (which is a portion of the former Entergy Tract), and a portion of Louisiana DOTD Parcel 11-02 and being more fully described as follows:

        Commencing at U.S.N.G.S. Station 36A002 having a Louisiana State Plane South Zone coordinate of X= 3,726,932.32 Y= 576,014.17 (1983 NAD) or X= 2,446,130.22 Y= 515,307.02 (1927 NAD), thence S 36°15'41" W a distance of 7200.97 feet to the point of intersection of the line between Section 1 and Section 30 (also known as the Michoud Line) with the southerly line of Interstate Highway 10; Thence along the southerly line of Interstate Highway 10 for the next four courses; N 30°05'06" E a distance of 223.36 feet to a point; N 53°20'27" E a distance of 184.48 feet to a point; N 37°14'40" E a distance of 499.12 feet to the point of nontangent curve concave to the left; Along said nontangent curve concave to the left having a radius of 3014.90 feet and a chord of N 42°55'27" E 133.03 feet, a distance of 133.04 feet to the northwest corner of Lot 13-B5A; Thence leaving the southerly line of Interstate Highway 10 and following the westerly line of Lot 13-B5A, S 52°55'46" E a distance of 573.89 feet to a point; Thence S 5°42'27" E, along the westerly line of Lot 13-B5A and Oak Island II Phase 1 Section A, a distance of 885.00 feet to the POINT OF BEGINNING;

    Thence S 84°17'33" W a distance of 590.00 feet to a point;

    Thence S 5°42'27" E a distance of 650.00 feet to a point;

    Thence S 84°17'33" W a distance of 992.36 feet to the point of intersection with the easterly line of Interstate Highway 10;

    Thence S 12°21'00" W, along the easterly line of Interstate Highway 10, a distance of 520.14 feet to a point;

    Thence S 8°58'44" W a distance of 481.50 feet to the point of intersection with the easterly right of way line of the Dwyer levee and canal;

    Thence S 84°24'40" W a distance of 54.75 feet to the point of intersection with the easterly line of Interstate Highway 510;

    Thence along the easterly line of Interstate Highway 510 for the next four courses;

    S 2°04'05" W a distance of 262.60 feet to the point of nontangent curve concave to the left;

    Along said nontangent curve concave to the left having a radius of 5549.58 feet and a chord of S 2°51'12" E 530.37 feet, a distance of 530.57 feet to a point;

    S 84°24'28" W a distance of 14.91 feet to a point;

    S 5°35'32" E a distance of 1300.72 feet to a point;

    Thence N 84°17'33" E a distance of 1347.46 feet to a point;

    Thence S 4°17'33" W a distance of 320.00 feet to a point;

    Thence S 40°00'00" E a distance of 280.67 feet to the point of intersection with the northerly line of Lake Forest Boulevard;

    Thence N 50°00'00" E, along the northerly line of Lake Forest Boulevard a distance of 128.34 feet to a point;

    Thence continuing along the northerly line of Lake Forest Boulevard, N 45°21'57" E a distance of 21.73 feet to a point;

    Thence N 40°00'00" W a distance of 217.86 feet to a point;

    Thence N 4°17'33" E a distance of 370.00 feet to a point;

    Thence N 9°17'33" E a distance of 330.00 feet to a point;

    Thence N 84°17'33" E a distance of 400.00 feet to the point of intersection with the westerly line of Lot 25A-2;

    Thence N 5°42'27" W, along the westerly line of Lots 25A-2, 13 B4A, 13 B4B, 13 B4C, and Oak Island II Phase 1, a distance of 3298.69 feet to the POINT OF BEGINNING.

        Lot JZL contains 139.9462 acres and is all and more fully shown on the Map of ALTA/ACSM Land Title Survey of Lot JZL & Lot 13 B4-B, by Wink, Incorporated, certified correct by Hugh McCurdy III, dated July 19, 2002, amended August 9, 2002, bearing Job No. 102380.00 and Drawing No. 380-02-1.

LEGAL DESCRIPTION: LOT 13-B4B

        A CERTAIN PARCEL OF LAND together with all improvements thereon, and all of the rights, ways, privileges, servitudes, appurtenances, and advantages thereunto belonging or in otherwise appertaining, situated in Township 11 South, Range 13 East, Section 1 in the THIRD DISTRICT of the City of New Orleans, State of Louisiana and being more fully described as follows: Commencing at U.S.N.G.S. Station 36A002 having a Louisiana State Plane South Zone coordinate of X= 3,726,932.32 Y= 576,014.17 (1983?NAD) or X= 2,446,130.22 Y= 515,307.02 (1927 NAD), thence ?S 36°15'41" W a distance of 7200.97 feet to the point of intersection of the line between Section 1 and Section 30 (also known as the Michoud Line) with the southerly line of Interstate Highway 10; Thence along the southerly line of Interstate Highway?10 for the next four courses; N 30°05'06" E a distance of 223.36 feet to a point; N 53°20'27" E a distance of 184.48 feet to a point; N 37°14'40" E a distance of 499.12 feet to the point of nontangent curve concave to the left; Along said nontangent curve concave to the left having a radius of 3014.90 feet and a chord of N 42°55'27" E 133.03 feet, a distance of 133.04 feet to the northwest corner of Lot 13-B5A; Thence leaving the southerly line of Interstate Highway 10 and following the westerly line of Lot 13-B5A, S 52°55'46" E a distance of 573.89 feet to a point; Thence S 5°42'27" E, along the westerly line of Lot 13-B5A, Oak Island II Phase 1 Section A, and Lot 13 B4C, a distance of 3064.60 feet to the southwest corner of Lot 13 B4C and the POINT OF BEGINNING;

    Thence N 84°17'33" E, along the southerly line of Lot 13 B4C, a distance of 380.17 feet to the point of intersection with the westerly line of Michoud Boulevard;

    Thence along the curved westerly line of Michoud Boulevard concave to the left having a radius of 5335.00 feet and a chord of S 5°28'33" E 43.14 feet, a distance of 43.15 feet to the point of tangency;

    Thence continuing along the westerly line of Michoud Boulevard S 5°42'27" E a distance of 56.85 feet to the point of intersection with the northerly line of Lot 13 B4A;

    Thence S 84°17'33" W, along the northerly line of Lot 13 B4A, a distance of 380.00 feet to the northwest corner of Lot 13 B4A;

    Thence N 5°42'27" W, along the westerly line of Lot JZL (former Lot EX) a distance of 100.00 feet to the POINT OF BEGINNING.

        Lot 13 B4B contains 0.8724 acres and is all and more fully shown on the Map of ALTA/ACSM Land Title Survey of Lot JZL & Lot 13 B4B, by Wink, Incorporated, certified correct by Hugh McCurdy III, dated July 19, 2002, amended August 9, 2002 bearing Job No. 102380.00 and Drawing No. 380-02-1.

        TOGETHER WITH as to all of the foregoing (1) all the buildings, improvements and other constructions situated on the above-described tracts of land and all appurtenances, rights, ways, privileges, servitudes, prescriptions and advantages thereunto belonging or in anywise appertaining, including, but without limitation, all component parts of the above-described tracts of land, and all component parts of any building, improvement or other construction located on the above-described tracts of land, and (2) all batture, rights of accretion and riparian rights thereof or attached or belonging thereto.

2

Exhibit B

Legal Description of Parcel 13-B4A and Parcel 13-B4C

PORTIONS OF 13 B4A AND 13 B4C

        TWO CERTAIN PARCELS OF LAND together with all improvements thereon, and all of the rights, ways, privileges, servitudes, appurtenances, and advantages thereunto belonging or in otherwise appertaining, situated in Township 1 I South, Range 13 East, Section 1 in the THIRD DISTRICT of the City of New Orleans, State of Louisiana, Parcel 1 being the northerly 25 feet of Lot 13 B4A and Parcel 2 being the southerly 25 feet of Lot 13 B4C both parcels being more fully described as follows:

Parcel 1

        Commencing at U.S.N.G.S. Station 36AO02 having a Louisiana State Plane South Zone coordinate of X= 3,726,932.32 Y= 576,014.17 (1983 NAD), thence S 18°50'31" W a distance of 7544.87 feet to the northeast corner of Lot 13 B4C; thence along the curved westerly line of Michoud Boulevard concave to the left having a radius of 5335.00 feet a distance of 1271.36 feet to the point of tangency; thence S 5°42'27 E, along the westerly line of Michoud Boulevard, a distance of 56.85 feet to the northeast corner of Lot 13 B4A and the POINT OF BEGINNING;

    Thence continuing along the westerly line of Michoud Boulevard S 5°42'27" E a distance of 25.00 feet to a point;

    Thence S 84°17'33" W a distance of 380.00 feet to point of intersection with the westerly line of Lot 13 B4A;

    Thence N 5°42'27" W, along the westerly line of Lot 13 B4A a distance of 25.00. feet to the northwest corner of Lot 13 B4A;

    Thence N 84°17'33" E a distance of 380.00 feet to the POINT OF BEGINNING.

    The above described Parcel 1 contains 0.2181 acre.

Parcel 2

        Commencing at U.S.N.G.S. Station 36AO02 having a Louisiana State Plane South Zone coordinate of X= 3,726,932.32 Y= 576,014.17 (1983 NAD), thence S 18°50'31" W a distance of 7544.87 feet to the northeast comer of Lot 13 B4C; thence along the curved westerly line of Michoud Boulevard concave to the left having a radius of 5335.00 feet a distance of 1203.21 feet to the POINT OF BEGINNING;

    Thence continuing along the curved westerly line of Michoud Boulevard concave to the left having a radius of 5335.00 feet a distance of 25.00 feet to the southeast comer of Lot 13 B4C;

    Thence S 84'17'33" W, along the southerly line of Lot 13 B4C, a distance of 380.17 feet to southwest corner of Lot 13 B4C;

  Thence N 5°42'27" W, along the westerly line of Lot 13 B4C a distance of 25.00 feet to a point;

  Thence N 84°17'33" E a distance of 380.44 feet to the POINT OF BEGINNING.

  The above described Parcel 2 contains 0.2183 acre.

Exhibit C

Form of City Nondisturbance Agreement

[See attached]

QuickLinks

  Exhibit 10.1
TABLE OF CONTENTS
LEASE AGREEMENT
RECITALS
AGREEMENT
ARTICLE 1 Grant, Term of Lease and Certain Definitions
ARTICLE 2 Rent
ARTICLE 3 Impositions
ARTICLE 4 Capital Expenditures and Improvements
ARTICLE 5 Use and Operation
ARTICLE 6 Insurance and Indemnity
ARTICLE 7 Assignment and Subletting
ARTICLE 8 Leasehold Mortgages
ARTICLE 9 Defaults and Remedies
ARTICLE 10 Condemnation
ARTICLE 11 Representations, Warranties and Special Covenants
ARTICLE 12 Miscellaneous
ARTICLE 13 Option to Purchase
ARTICLE 14 Right of First Refusal
Exhibit A Legal Description of Land
Exhibit B Legal Description of Parcel 13-B4A and Parcel 13-B4C PORTIONS OF 13 B4A AND 13 B4C
Parcel 1
Parcel 2
Exhibit C Form of City Nondisturbance Agreement
[See attached]